                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             IMC MORTGAGE COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

1. [LOGO]


                              IMC MORTGAGE COMPANY
                             5901 E. FOWLER AVENUE
                                TAMPA, FL 33617

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 5, 1998

To the Stockholders of IMC MORTGAGE COMPANY:

        The Annual Meeting of Stockholders ("Annual Meeting") of IMC Mortgage Company (the "Company"), a Florida Corporation, will be held at the Embassy Suites, 3706 Spectrum Boulevard, Tampa, Florida 33612 on June 5, 1998 at 10:30 a.m., prevailing local time, for the following purposes:

         1. To elect two directors to the Board of Directors to serve until the 2001 annual meeting of stockholders;

         2. To approve the adoption of the IMC Mortgage Company Employee Stock Purchase Plan.

         3. To ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants for the Company for the 1998 fiscal year; and

         4. To transact such other business as may be properly brought before the meeting and any adjournment thereof. The Board is presently aware of no other business to come before the annual meeting.

        The Board of Directors has fixed the close of business on April 30, 1998 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof. Shares of Common Stock can be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or by valid proxy. We hope that you will attend the meeting in person. Your Board of Directors and management look forward to greeting those stockholders able to attend.

                               By Order of the Board of Directors,


                               George Nicholas
                               Chairman of the Board and Chief Executive Officer

Tampa, Florida
April 30, 1998


                                   IMPORTANT
  WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU
      MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                     [LOGO]

                                PROXY STATEMENT

GENERAL INFORMATION

        This Proxy Statement and enclosed form of proxy are being furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board" or the "Board of Directors") of IMC Mortgage Company, a Florida corporation (the "Company" or "IMC"), for use at the Annual Meeting of Stockholders to be held on June 5, 1998 at 10:30 a.m. at the Embassy Suites, 3706 Spectrum Boulevard, Tampa, Florida 33612 and any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any proxy given pursuant to such solicitation and received in time for the Annual Meeting will be voted as specified in such proxy. If no instructions are given, proxies will be voted FOR all proposals listed in the Notice of Annual Meeting of Stockholders and in the discretion of the proxies named on the proxy card with respect to any other matter properly brought before the Annual Meeting.

        Only stockholders of record at the close of business on April 30, 1998 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. At the close of business on April 30, 1998, there were [number of shares] shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), outstanding and the Company has no other class of equity securities outstanding. Each share of Common Stock entitles the record holder thereof to one vote on all matters properly brought before the Annual Meeting. The presence at the Annual Meeting of a majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. A person giving the enclosed proxy has the power to revoke it any time before it is exercised by (i) attending the Annual Meeting and giving the Secretary notice of his or her intention to vote in person, (ii) duly executing and delivering a proxy bearing a later date, or (iii) sending a written notice of revocation to the Secretary of the Company, 5901 E Fowler Avenue, Tampa, Florida 33617.

        The cost of solicitation will be borne by the Company. Arrangements have been made with American Stock Transfer & Trust Company, the Company's Transfer Agent, and various depositories, custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock. American Stock Transfer & Trust Company is appointed by the Company as the tabulating agent for all proxy votes. A tabulation report will be available to the Inspector of Elections at the Annual Meeting.

        Abstentions may be specified on all proposals being submitted. Abstentions and votes from brokerage firms on behalf of their clients who do not furnish voting instructions within ten days of the Annual Meeting ("broker non-votes"), will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote.

         The year ended December 31, 1997 audited consolidated financial statements are incorporated in this Proxy Statement. Such audited consolidated financial statements do not form any part of the proxy solicitation materials. The date of this Proxy Statement is the approximate date on which the Proxy Statement and form of proxy were first sent or given to shareholders.

PROPOSAL 1

                             ELECTION OF DIRECTORS

        The Company's Articles of Incorporation provide that the Company's Board of Directors consists of such number of persons as shall be fixed by the Board of Directors from time to time by resolution and is divided into three classes, with each class to be as nearly equal in number of directors as possible. See Information Concerning Directors and Nominees below. The Company's Bylaws provide that the Board of Directors shall consist of no fewer than one nor more than ten persons. Currently there are five directors. The term of office of the directors in each of the three classes expires at the annual meeting of stockholders in 1998 through 2000, respectively. Messrs. Wykle and Goryeb serve until their term ends at the Annual Meeting of Stockholders scheduled for June 5, 1998. Messrs. Nicholas and Middleton serve until their term ends at the Annual Meeting of Stockholders to be held in 1999. Mr. Legler serves until his term ends at the Annual Meeting of Stockholders to be held in the year 2000. At each annual meeting, the successors to the class of directors whose term expires at that time are to be elected to hold office for a term of three years, and until their respective successors are elected and qualified, so that the term of one class of directors expires at each such annual meeting. In the case of any vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors, the vacancy shall be filled by the Board of Directors, with the director so elected to serve until the next Annual Meeting of Stockholders. Any newly created directorships or decreases in directorships are to be assigned by the Board of Directors so as to make all classes as nearly equal in number as possible. Directors may be removed only for cause.

        At the Annual Meeting, two directors will be elected whose terms will expire at the 2001 Annual Meeting of Stockholders. Mr. Goryeb, whose term of office expires at the Annual Meeting of Stockholders scheduled for June 5, 1998, has been nominated for re-election at the Annual Meeting of Stockholders. Mr. Lorimer has been nominated for election at the Annual Meeting of Stockholders scheduled for June 5, 1998. The shares represented by the enclosed proxy will be voted in favor of Mr. Goryeb and Mr. Lorimer, unless a vote is withheld from the nominee. If a nominee becomes unavailable for any reason, or if a vacancy should occur before election (which events are not anticipated), the shares represented by the enclosed proxy may be voted for such other person as may be determined by the holders of such proxy. Votes that are withheld will be excluded entirely from the vote and will have no effect. Directors are elected by a plurality of the votes cast at the Annual Meeting either in person or by proxy.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NOMINEES.

INFORMATION CONCERNING CONTINUING DIRECTORS AND DIRECTOR NOMINEES

        Background information with respect to the nominees for election and the three directors whose terms of office will continue after the Annual Meeting of Stockholders appears below. See "Security Ownership of Certain Beneficial Owners and Management" for information regarding such persons' holdings of IMC Mortgage Company Common Stock.


Director Nominees to Serve for a Three-Year Term Expiring at the Annual Meeting of Shareholders held in the year 2001.

        JOSEPH P. GORYEB - Mr. Goryeb, 67, has served as a director of IMC since April 1996. Mr. Goryeb is the Chairman and Chief Executive Officer of Champion Mortgage Co., Inc., a leading non-conforming residential mortgage institution that was founded by Mr. Goryeb in 1981. His 40 years of experience in the consumer lending industry include previous positions with Beneficial Finance Company and Suburban Finance Company.

        MARK W. LORIMER Mr. Lorimer, 39, has served as the Executive Vice President and Chief Operating Officer of Auto-By-Tel Corporation, the leading international online buying service for automotive purchasing, financing and insurance, since May 1997. Mr. Lorimer served as Vice President and General Counsel of Auto-By-Tel Corporation from December 1996 until May 1997. Prior to joining Auto-By-Tel Corporation, Mr. Lorimer was a partner of and, from March 1989 to January 1996, was an associate with, the law firm of Dewey Ballantine.


Directors Continuing in Office Until the Annual Meeting of Shareholders held in 1999.

        GEORGE NICHOLAS - Mr. Nicholas, 55, has served as Chief Executive Officer and Chairman of the Board of IMC since the formation of the Company in December 1995 and as Assistant Secretary of IMC since April 1996. Since his founding of Industry Mortgage Company, L.P., a Delaware limited partnership (the "Partnership"), in August 1993, Mr. Nicholas has served as Chief Executive Officer of the Partnership and Chairman of the Board and sole stockholder of its general partner. The Company became the successor of the Partnership in June 1996. Mr. Nicholas' experience in the lending business spans 34 years. He has previously held positions at General Electric Credit Corp., Household Finance Corp., and American Financial Corporation of Tampa ("AFC"), a company of which he was the owner and Chief Executive Officer from its formation in February 1986 until it was acquired by Equibank in 1988. From February 1988 until May 1992, Mr. Nicholas was President of AFC, a subsidiary of Equibank, which was a wholesale lending institution specializing in the purchase of non-conforming mortgage loans. From June 1992 until July 1993, Mr. Nicholas was an independent mortgage industry consultant. In 1993, Mr. Nicholas organized the original Industry Partners and led negotiations with investment bankers in connection with the formation of the Partnership.

        THOMAS G. MIDDLETON - Mr. Middleton, 51, has served as Director and President of IMC since December 1995 and as Assistant Secretary of IMC since April 1996. Mr. Middleton has served as Chief Operating Officer of the Partnership since August 1993 and as President of the Partnership since July 1995. Mr. Middleton has 28 years of experience in the lending business. From April 1992 until August 1993, Mr. Middleton was Senior Vice-President of Shawmut National Corporation and from February 1991 until April 1992, Mr. Middleton was Managing Director of SAG Financial Inc. Mr. Middleton served as Executive Vice-President and Chief Credit Officer of Equimark Corp. from June 1987 until February 1991.


Director Continuing in Office Until the Annual Meeting of Shareholders held in the year 2000.

        MITCHELL W. LEGLER - Mr. Legler, 56, has served as a director of IMC since April 1996. Mr. Legler is the sole stockholder of Mitchell W. Legler, P.A. and has been general counsel to IMC since August 1995. Mr. Legler is currently a director of Stein Mart, Inc., a Nasdaq listed company. From January 1991 to August 1995, Mr. Legler was a partner of Foley & Lardner, prior to which he was a partner of Commander, Legler, Werber, Dawes, Sadler & Howell, P.A., attorneys at law in Jacksonville, Florida.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

        The Board of Directors of the Company held nine meetings in 1997. During such year, each Director attended more than 75% of the meetings held by the Board of Directors and the committees on which he served. The Company's Board of Directors also acts from time to time by unanimous written consent in lieu of meetings.

        The Company has an Audit Committee, a Compensation Committee, an Option Committee, an Executive Committee and a 1997 Incentive Plan Committee.

        Audit Committee. During 1997 the Audit Committee consisted of Messrs. Goryeb, Legler and Allen Wykle, a director whose term of office expires at the Annual Meeting and who is not standing for re-election. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees, and reviews the adequacy of the Company's internal accounting controls. The Audit Committee held meetings on February 10, 1997 and July 9, 1997.

         Compensation Committee. The Compensation Committee consists of Messrs. Nicholas, Middleton and Legler. The Compensation Committee determines the compensation of the

Company's executive officers. The Compensation Committee met once during 1997 on September 9, 1997.

        Option Committee. During 1991 the Option Committee consisted of Mr. Goryeb and Mr. Wykle. The Option Committee has the authority to administer the Company's stock option plans and to grant options thereunder. The Option Committee met once during 1997 on February 10, 1997.

        Executive Committee. The Executive Committee consists of Messrs. Nicholas, Middleton, and any one other member of the Board of Directors. The Executive Committee met on July 10, 1997 and September 26, 1997. The Executive Committee also acts from time to time by unanimous written consent in lieu of meetings.

        1997 Incentive Plan Committee. The 1997 Incentive Plan Committee consists of Messrs. Nicholas and Middleton and has the authority to grant options to eligible employees under the IMC Mortgage 1997 Incentive Plan.

        Other Committees. The Board of Directors may establish other committees as deemed necessary or appropriate from time to time.

        The Company does not have a nominating committee. The functions customarily performed by a nominating committee are performed by the Board of Directors as a whole. Any stockholder who wishes to make a nomination at an annual or special meeting for the election of directors must do so in compliance with the applicable procedures set forth in the Company's Bylaws. The Company will furnish Bylaw provisions upon written request to Laurie Williams at the Company's principal executive offices at 5901 E. Fowler Avenue, Tampa, FL 33617-2362.

DIRECTOR COMPENSATION

        Directors who are not employees of the Company received stock options pursuant to the Directors' Stock Option Plan (the "Directors' Plan"). Each of Messrs. Goryeb, Legler and Wykle has received ten-year options to purchase 12,932 shares of Common Stock pursuant to the Directors' Plan at $2.35 per share. If Mr. Lorimer is elected as a Director at the Annual Meeting of Stockholders, he will be granted ten-year options to purchase 12,932 shares of Common Stock pursuant to the Directors' Plan. The Company pays non-employee directors $5,000 per quarter. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors. No director who is an employee of the Company receives separate compensation for services rendered as a director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee of the Board of Directors consists of Messrs. Nicholas, Middleton, and Legler. Messrs. Nicholas and Middleton are Executive Officers of the Company. (See "Executive Compensation") Mr. Legler is the sole stockholder in Mitchell W. Legler, P.A., which is retained by the Company as its general counsel. (See "General Counsel") No interlocking relationship exists between the Company's Board of Directors or officers responsible for compensation decisions and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

                               EXECUTIVE OFFICERS

        The executive officers of the Company as of the date of this Proxy Statement are identified below, together with information regarding the business experience of such officers. Information regarding the business experience of Messrs. Nicholas and Middleton is set forth above under the heading "Information Concerning Directors and Nominee". Each executive officer is elected by the Board of Directors of the Company and serves at the pleasure of the Board.

Name (Age)                          Position and Business Experience
----------                          --------------------------------

George Nicholas (55)       Chief Executive Officer, Chairman of the Board, and
                           Assistant Secretary
                           See "Information Concerning Directors and Nominees"
                           for business experience.

Thomas G. Middleton (51)   President and Chief Operating Officer
                           See "Information Concerning Directors and Nominees"
                           for business experience.


Stuart D. Marvin (38)      Chief Financial Officer
                           Mr. Marvin has served as Chief Financial Officer
                           since August 1, 1996. Mr. Marvin is a certified
                           public accountant and prior to joining the Company
                           was a partner in the Jacksonville, Ft. Lauderdale,
                           and Miami, Florida offices of Coopers & Lybrand
                           L.L.P.


EXECUTIVE COMPENSATION

         SUMMARY COMPENSATION TABLE. The following table sets forth compensation earned, whether paid or deferred, by the Company's Chief Executive Officer and other executive officers whose compensation exceeded $100,000 during the year ended December 31, 1997 for all services rendered in all capacities as employees of the Company during the years ended December 31, 1995, 1996 and 1997. Information is provided for each fiscal period during which such persons were employed by the Company.

                                                                                      Long Term
                                                                                      Compensation Awards
                                                                                      -------------------
                                                  Annual Compensation
                                    ---------------------------------------------
                                                                                     Securities   Issuance
                                                                    Other Annual     Underlying       of
Name and Principal Position         Year     Salary        Bonus   Compensation(1)   Options(2)  securities(3)
---------------------------         ----     ------        -----   ---------------   ----------  -------------
George Nicholas, Chairman           1997    $522,500    $1,567,500    $373,344                      13,003
of the Board, Chief                 1996     475,000     1,425,000       6,500
Executive Officer ................. 1995     233,492       100,000       4,927         565,732


Thomas G. Middleton,                1997    $418,000    $1,254,000    $300,575                      10,331
President, Chief Operating          1996     380,000     1,140,000       9,500
Officer............................ 1995     208,144        25,000       6,500         282,866



Stuart D. Marvin, Chief             1997    $256,250    $  300,000    $227,638                       2,513
Financial Officer (4).............. 1996     111,677        93,750                      96,000

-----------------

(1) Represents payments made in cash to Executive Officers for the tax benefit realized by the Company (See "Executive Officer Unregistered Stock Plan") in relation to the issuance of Common Stock as a part of their annual compensation, payments for automobile allowances and matching contributions by IMC under the IMC Savings Plan, a defined contribution plan under Section 410(k) of the Internal Revenue Code, as amended.

(2) Represents number of shares of Common Stock underlying options. Options for Mr. Nicholas and Mr. Middleton are fully vested. Mr. Marvin was granted 120,000 options on August 1, 1996, which vest over five years at a rate of 1 2/3 % per month. Mr. Marvin exercised 24,000 of these options in 1997. (See: "Aggregated Option Exercises and Year-End Option Values")

(3) Original issue shares of Common Stock (par value $.01) issued to executive officers as part of annual compensation. Amounts shown are net of shares withheld by Company at the request of the Executive Officer to pay federal income taxes. Shares withheld were 30,997, 24,869 and

         22,751 for Messrs. Nicholas, Middleton and Marvin, respectively. (See "Executive Officer Unregistered Stock Plan").

(4) 1996 represents compensation from commencement of employment on August 1, 1996, and includes reimbursement of $17,927 for relocation costs to Tampa, Florida.

        STOCK OPTIONS AND STOCK APPRECIATION RIGHTS GRANTS. No stock options were granted to any executive officer or director of the Company during the year ended December 31, 1997. No stock appreciation rights have ever been granted to any executive officers.

         AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES. The following table sets forth information concerning the exercise of stock options during 1997 and the value of unexercised options held by each of the executive officers at December 31, 1997.

                                                                                             Value of
                                                                    Number of securities    Unexercised In-the
                                                                   underlying unexercised  Money Options at
                                                                   options at Fiscal Year    Fiscal Year End/
                   Shares Acquired on                              End/ Un-exercisable &    Un-exercisable &
Name                  Exercise (#)      Value Realized ($)             Exercisable(3)         Exercisable (3)
----                  ------------      ------------------             --------------         ---------------

George Nicholas         90,000(1)         $835,875(1)                      475,732             $4,531,347
Thomas G. Middleton      -----               -----                         282,866              2,694,299
Stuart D. Marvin        24,000             106,500(2)                       96,000                372,000

(1) Based on the offering price for IMC Mortgage Company's secondary Common Stock offering on April 23, 1997, net of the underwriting discount, Mr. Nicholas exercised stock options and sold shares in the secondary offering receiving $ 11.6375 per share or $835,875 in net cash proceeds.

(2) Mr. Marvin exercised 18,000 options on May 1, 1997 and 6,000 options on August 8, 1997 and received 18,000 and 6,000 shares of IMC Common Stock respectively. The Value Realized was determined based on the per share closing prices of IMC Common Stock of $11.75 on May 1, 1997 and $16.375 on August 8, 1997. Mr. Marvin did not sell any shares of IMC Common Stock during 1997.

(3) Based on the closing price of $11.875 per share of the Common Stock on Nasdaq on December 31, 1997, the last trading day of the Company's fiscal year. All options held by Mr. Nicholas and Mr. Middleton are fully vested and are exercisable. Mr. Marvin was granted 120,000 options on August 1, 1996, which vest over five years at a rate of 1 2/3 % per month, of which he exercised 24,000 during 1997.

EMPLOYMENT AGREEMENTS

        The Company has employment agreements with George Nicholas, its Chairman and Chief Executive Officer, Thomas G. Middleton, its President and Chief Operating Officer, and Stuart D. Marvin, its Chief Financial Officer ("Employment Agreements"). In addition to the Employment Agreements described below, in September of 1997, the board of directors established the Executive Officer Unregistered Share Plan. (See "Summary Compensation Table" above for awards granted to Executive Officers in 1997. See "Executive Officer Unregistered Share Plan" below for the plan description).

        Mr. Nicholas' Employment Agreement commenced on January 1, 1996 and terminates on December 31, 2001 (subject to automatic five-year extensions, unless either the Company or Mr. Nicholas gives a notice of termination six months prior to the extension). The Employment Agreement provides for an annual salary of $574,750 for the year of 1998, plus an increase each subsequent year equal to the greater of (i) the change in the cost of living in Tampa, Florida, and (ii) an amount equal to 10% of the base salary for the prior year, but only if the Company has achieved an increase in net income per share of 10% or more in that year. In addition, the Employment Agreement provides for payment of a bonus equal to 15% of the base salary of the relevant year for each one percent by which the increase in net income per share exceeds 10% up to a maximum of 300% of his base salary. For example, if the increase in net income per share for a particular year were 20%, the bonus payment would equal 150% of the base salary for such year. The Employment Agreement also provides that the Company shall use its best efforts to elect Mr. Nicholas to the Company's Board of Directors and to its Executive Committee. Mr. Nicholas' employment may be terminated by the Company at any time for "cause" (including material breach of the Employment Agreement, certain criminal or intentionally dishonest and misleading acts, and breaches of confidentiality and failure to follow directives of the Board). If Mr. Nicholas is terminated for cause or voluntarily terminates his employment (in the absence of a Company breach or a "change of control") he does not receive any deferred compensation. Mr. Nicholas is entitled to deferred compensation upon (i) his termination by the Company without cause, (ii) the Company's failure to renew his Employment Agreement on expiration, (iii) death or disability, (iv) voluntary termination by Mr. Nicholas after a material breach by the Company, and (v) voluntary termination after a "change of control" (defined as any (A) acquisition of 25% or more of the voting power or equity of the Company, (B) change in a majority of the members of the Board excluding any change approved by the Board, or (C) approval by the Company's stockholders of a liquidation or dissolution of the Company, the sale of substantially all of its assets, or a merger in which the Company's stockholders own a minority interest of the surviving entity). The amount, if any, of deferred compensation payable to Mr. Nicholas will be determined at the time of termination equal to the greater of (i) his base salary for the remainder of the then-current term of the Employment Agreement, and (ii) an amount equal to 150% of the highest annualized compensation earned by him during the preceding three years. Receipt of deferred compensation is Mr. Nicholas' sole remedy in the event of a wrongful termination by the Company. Mr. Nicholas' Employment Agreement contains a restrictive covenant prohibiting him, for a period of 18 months following the termination of his employment for any reason, from competing with the Company within the continental United States or from soliciting any employees from the Company who are earning in excess of $50,000 per year. However, this restrictive covenant is not applicable if Mr. Nicholas is terminated without cause or if the Company defaults in the payment of deferred compensation to Mr. Nicholas or otherwise materially breaches the Employment Agreement. The Employment Agreement also provides that the Company shall indemnify Mr. Nicholas for any and all liabilities to which he may be subject as a result of his services to the Company.

        Mr. Middleton's Employment Agreement commenced on January 1, 1996 and contains terms that are substantially the same as those of Mr. Nicholas' Employment Agreement, with the exception that Mr. Middleton's annual salary for the year 1998 is $ 459,800, plus increases as provided therein.

        Mr. Marvin's Employment Agreement, as amended on October 3, 1997, commenced on August 1, 1996 and extends until December 31, 2001. The Employment Agreement provide for an annual salary of $330,000 during 1998, plus an increase each calendar year equal to the greater of (i) the change in the cost of living in Tampa, Florida, and (ii) an amount equal to ten percent of the base salary for the prior year, but only if the Company has achieved an increase in net income per share of ten percent or greater. In addition, the Employment Agreement provides for a payment of a bonus equal to fifteen percent of the base salary of the relevant year for each one percent by which the increase in net income per share exceeds ten percent up to a maximum of three hundred percent of his base salary.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for inclusion in this proxy statement:

        Compensation Philosophy. Base salaries and bonus for executive officers shown on the summary compensation table set forth above under "Executive Compensation" were established by employment agreements that were entered into prior to the Company's initial public offering in June of 1996 and continue through 2001, except in the case of Stuart Marvin, the Company's Chief Financial Officer, whose employment agreement was executed in August of 1996, and amended October 3, 1997, and extends until December 31, 2001. The employment agreements are described in more detail above and the Compensation Committee believes that those agreements established base salaries, which are reasonable when compared the Company's industry peers. The employment agreements call for bonuses that can be as much as three times base salary.

         As the bonuses for the Company's executive officers are a direct function of increases in earnings per share, the Compensation Committee believes that the compensation plan and employment agreements for the Company's executive officers are in line with the Company's dual goals of rewarding performance and establishing compensation arrangements which align the interests of officers and other key employees with those of the Company's shareholders.

Long Term Compensation Incentive Plans.

         Employee Sock Option Plan and IMC Mortgage Company 1997 Incentive Plan. The Company has an Employee Stock Option Plan and the IMC Mortgage Company 1997 Incentive Plan ("The Option Plans"). The purpose of The Option Plans is to provide long-term incentive to the Company's key employees. The Compensation Committee believes that The Option Plans are a principal vehicle for motivating management and employees to work toward long-term growth and shareholder value. Consistent with the Company's philosophy of providing incentives to key employees, options under The Employee Stock Option Plan have been awarded to a relatively broad base of employees. No options under The IMC Mortgage Company 1997 Incentive Plan were awarded during 1997, although awards are anticipated during 1998.

         The Option Plans reflect the Company's philosophy that officers' and employees' incentive compensation should reflect the same long-term interests as those of the Company's shareholders. To encourage continued service with the Company, the options granted under The Option Plans typically vest over a five-year period of employment with the Company. Additional increases in the value of the Common Stock, which benefit all shareholders, will thus serve as a primary incentive to officers and key employees.

         Executive Officer Unregistered Share Plan. On October 3, 1997, the Board of Directors adopted the Executive Officer Unregistered Share Plan (the "Executive Unregistered Share Plan") pursuant to which each of the Company's Chief Executive Officer, Chief Operating Officer and Chief Financial Officer could receive an annual bonus payable solely in unregistered shares of the Company's Common Stock if the Company achieved at least a ten percent (10%) growth in net income per share for the year then ending over the net income per share for the prior fiscal year. In each case, the bonus would equal the officer's base salary then in effect. The number of unregistered shares issued to each Executive Officer is calculated by dividing the base salary for each Executive Officer by the closing price of the Company's shares on NASDAQ at the end of the year as to which the bonus relates. The Company will "gross-up" each bonus for taxes saved by the Company on the issuance of the shares and taxes may be paid by withholding of shares. The plan also allows Executive Officers to surrender shares or options for shares of the Company's Common Stock owned by them to satisfy income tax obligations arising from any compensation received from the Company for the calendar year. (See Executive Compensation table above for the unregistered shares awarded pursuant to this plan for 1997.)

         Vice-President Unregistered Share Plan .On October 3, 1997, the Board of Directors adopted the Vice-President Unregistered Share Plan pursuant to which certain of the Company's officers could receive an annual bonus payable solely in unregistered shares of the Company's Common Stock. The number of unregistered shares is calculated by dividing the base salary of the employee by the closing price of the Company's shares on NASDAQ at the end of the year as to which the bonus relates. The unregistered shares granted will vest over a period of three years, with one-third vesting immediately and one-third vesting on the last day of each of the next two fiscal years so long as the officer is still employed by the Company on such date. The Company will "gross-up" each bonus for taxes saved by the Company on the issuance of the shares and taxes may be paid by withholding of shares.

         CEO Compensation. George Nicholas, Chairman and Chief Executive Officer, received his option grant from the Company's predecessor, Industry Mortgage Company, L.P., a Delaware limited partnership (the "Partnership") and that grant was approved by all partners of the Partnership. Mr. Nicholas' compensation is pursuant to his employment agreement commencing on January 1, 1996. Mr. Nicholas is a member of the Compensation Committee. (See "Employment Agreements" and "Compensation Philosophy").

                                    IMC MORTGAGE COMPANY COMPENSATION COMMITTEE:
                                    Mitchell W. Legler, Secretary
                                    George Nicholas
                                    Thomas G. Middleton

                             STOCK PERFORMANCE GRAPH

         The following graph depicts the cumulative total return on the Company's Common Stock compared to the cumulative total return for The Nasdaq Composite Index ("Nasdaq Composite") and the Nasdaq Other Financial Index, a peer group selected by the Company on an industry and line-of-business basis, commencing June 25, 1996 and ending December 31, 1997. The graph assumes an investment of $100 on June 25, 1996, when the Company's stock was first traded in a public market.


                                    [GRAPH]

                        --------------------------------------------------------------------------------------------------------
                        June 25,      June 28,      September     December      March 31,     June 30,    September     December
                          1996          1996         30, 1996     31, 1996         1997         1997       30, 1997     11, 1997
--------------------------------------------------------------------------------------------------------------------------------
IMC Mortgage Company     100.00        109.76         156.10       163.41         143.90       162.24       150.05       115.90

NASDAQ Composite         100.00        101.06         104.63       110.10         104.19       122.98       143.76       133.92

NASDAQ Other Financial   100.00        100.30         110.53       123.17         128.48       147.44       172.97       193.33
--------------------------------------------------------------------------------------------------------------------------------

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information, as of April 1,1998, concerning the Common Stock of the Company beneficially owned (i) by each director and nominee for election as director of the Company, (ii) by the Company's executive officers, (iii) by all executive officers and directors as a group, and (iv) by each stockholder known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of the Company, sole voting and dispositive power with respect to shares beneficially owned, subject to community property laws where applicable.


    Name and Address of Beneficial Owner                Shares            Percent (1)
    ------------------------------------                ------            -----------
AMVESCAP PLC (2)                                       2,519,000              8.19%
11 Devonshire Square
London EC2M 4YR
England

ContiTrade Services Corporation (3)                    2,165,000              6.58
277 Park Avenue
New York, NY  10172

Wellington Management Company, LL (4)                  1,702,000              5.53
19th Floor
Boston, MA  02109

Branchview, Inc. (5)                                   1,661,856              5.40
989 McBride Avenue
West Patterson, NJ  07424

Neal Henschel (6)                                      1,608,775              5.23
700 W. Hillsboro Boulevard
Building 1, suite 204
Deerfield Beach, FL 33441

George Nicholas (7)                                    1,489,645              4.77
5901 E. Fowler Avenue
Tampa, FL  33617

Thomas P. LaPorte Trust (8)                                     929,603      3.02
2230 Groveland
Bay City, MI  48708

Mary M. Reid Trust (8)                                          727,845      2.37
2230 Groveland
Bay City, MI  48708

Joseph P. Goryeb (9)                                            532,106      1.73
Waterview Corporate Centre
20 Waterview Boulevard
Parsippany, NJ  07054-1267

Thomas G. Middleton (10)                                        507,671      1.64
5901 E. Fowler Avenue
Tampa, FL  33617

Mitchell W. Legler (11) (12)                                    118,297         *
1 Independent Drive, Suite 3104
Jacksonville, FL  32202

Stuart D. Marvin (13)                                            48,605         *
5901 E. Fowler Avenue
Tampa, FL  33617

Allen D. Wykle (11) (14)                                         20,042         *
3420 Holland Road
Virginia Beach, VA  23452

All directors and executive officers as a group               2,716,366      8.83

--------------

*     Represents less than one percent (1%)

(1) Based on an aggregate of (i) the number of shares of the Company's Common Stock outstanding as of April 1, 1998 and (ii) options vested within 60 days after April 1, 1998.

(2) Source of ownership information: SEC Form 13 G dated February 9, 1998 filed by AMVESCAP PLC, the parent holding company of six subsidiaries which acquired the security. The reporting persons disclaim beneficial ownership of and report shared voting power for these shares.

(3) Source of ownership information: SEC Form 13 G filed as an amendment on February 11, 1998. Ownership reported includes 2,160,000 shares of Common Stock issuable upon the exercise of warrants. ContiTrade Services Corporation, an affiliate of Continental Grain Company, owns the warrants, which are exercisable for a de minimis amount, and represent shared voting and disposition powers. The 13-G filing includes 5,000 shares owned by Paul
         J. Fribourg, President and Chairman of Continental Grain Company. Mr. Fribourg has sole voting and disposition power over 5,000 shares and shared voting and disposition power over the 2,160,000 shares issuable upon exercise of the warrants.

(4) Source of ownership information: SEC Form 13 G dated January 14, 1998. The reporting person is an Investment Adviser registered under the Investment Advisers Act of 1940 and reports shared voting power.

(5) Excludes 110,000 registered shares purchased by shareholders of Branchview, Inc. in the Company's initial public offering.

(6)      Excludes 178,753 shares owned by Mr. Henschel's adult child.

(7) Includes 475,732 shares of Common Stock issuable upon the exercise of options under the Incentive Plan.

(8) Includes 4,282 shares of Common Stock issuable upon the exercise of options issued to Mortgage America under the Incentive Plan. Thomas P. LaPorte and Mary M. Reid are husband and wife and have voting and investment control of the stock issuable upon the exercise of the 4,282 Common Stock options.

(9) Excludes 504,119 shares of Common Stock owned by Mr. Goryeb's adult children. Includes 2,586 shares of Common Stock issuable upon the exercise of options under the Directors' Plan.

(10) Includes 282,866 shares of Common Stock issuable upon the exercise of options under the Incentive Plan

(11) Includes 12,932 shares of Common Stock issuable upon the exercise of options under the Directors' Plan.

(12) Includes 62,026 shares of Common Stock issuable upon exercise of options under the Incentive Plan, 27,776 shares held by Mr. Legler jointly with his spouse, 6,000 shares held in his IRA and 9,563 unregistered shares received in 1998 as compensation in connection with certain acquisitions. (See "General Counsel" below)

(13) Includes 22,092 shares of Common Stock issuable upon the exercise of vested options under the Incentive Plan.

(14) Excludes 980,875 shares of Common Stock and 5,250 shares of Common Stock issuable upon the exercise of options under the Incentive Plan owned by Approved Financial Corp. ("Approved"). Mr. Wykle, who owns 32% of the voting stock of Approved, has voting, but not investment, control of the Common Stock owned by Approved. Mr. Wykle disclaims beneficial ownership of the shares of Common Stock and issuable upon the exercise of such options owned by Approved.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Since its inception, the Company has had business relationships and engaged in certain transactions with affiliated companies and parties as described below. It is the policy of the Company to engage in transactions with related parties only on terms that, in the opinion of the Company, are no less favorable to the Company than could be obtained from unrelated parties and each of the transactions described below conforms to that policy.

AGREEMENTS WITH CONTIFINANCIAL

         Conti Warehouse Facility. The Company and ContiFinancial are party to the Amended and Restated Loan and Security Agreement, dated as of September 1, 1995 (together with its predecessor agreement, the "Warehouse Facility"). Pursuant to the Warehouse Facility, the Company has a $125.0 million line of credit that is secured by its mortgage loans and expires on August 31, 1998. Amounts outstanding under the Warehouse Facility bear interest at a rate of LIBOR plus 1.5% per year. During 1997, the Company made interest payments under the Warehouse Facility of approximately $3.7 million.

         Conti Standby Agreement. The Company and ContiFinancial are party to a Standby Agreement through which the Company funds the income taxes payable as a result of the recognition of the securitization gain on sale and other working capital needs prior to receipt of any cash flow from the residual interests in its securitzation. Amounts borrowed under the Standby Agreement bear interest at a rate of LIBOR plus 1.7% per annum. The Standby Agreement expires on January 12, 2000. At December 31, 1997, the Company had no amount outstanding under the Standby Agreement. During 1997, the Company made interest payments to ContiFinancial under the Standby Agreement of $0.9 million.

         Conti Warrant. Effective December 31, 1995, the Company granted ContiFinancial an option (the "Conti Option") to purchase a portion of its equity. Prior to the Company's initial public offering in June 1996, the Conti Option was converted into the Conti Warrant. The Conti Warrant grants ContiTrade, an affiliate of ContiFinancial, certain registration rights. The Conti Warrant is exercisable for 2.16 million shares (after giving effect to ContiFinancial's sale in June 1996 of ten percent (10%) of its interest in the Conti Warrant and the sale of warrants exercisable for 540,000 shares in April
1997) of Common Stock for a de minimis amount, subject to adjustment if the Company issues Common Stock below fair market value and certain other anti-dilution adjustments.

IMC ASSOCIATES

IMC Associates. IMC Associates, Inc. ("IMC Associates") leases skybox suites in various arenas for professional sporting events. The Company purchases tickets for sporting events from IMC Associates for an aggregate amount equal to the annual lease costs of the skyboxes. IMC

Associates is owned by George Nicholas, the Chairman of the Board and Chief Executive Officer of the Company.

GENERAL COUNSEL

         General Counsel. The Company has an arrangement with Mitchell W. Legler, P.A., which is solely owned by Mr. Legler who serves as the Company's general counsel. Mr. Legler is also a member of the Company's board of directors. IMC paid Mr. Legler's law firm $17,500 per month during 1997 for Mr. Legler's services as general counsel. In addition, Mitchell W. Legler, P.A. is entitled to a contingent cash fee for acting in the primary role in identifying potential acquisition candidates and in analyzing, negotiating, and closing acquisitions of other non-conforming lenders and strategic alliances with other non-conforming lenders. The contingent fees are based on a percentage of the expected increase in IMC's earnings per share resulting from an acquisition or strategic alliance based on the first year following the closing of the acquisition and based on the first three years following the closing of a strategic alliance.

         The contingency fees are capped at $750,000 in cash on a running two-year average. Any contingency fees earned in excess of the cash cap are to be paid in unregistered shares of the Company's Common Stock, subject to a cap on unregistered shares paid on a running two year average of $550,000 in value of such shares. During 1997, the Company completed eight acquisitions. As a result of those acquisitions, Mr. Legler's law firm received approximately $750,000 in cash contingency fees in 1997. No shares of unregistered Common Stock of the Company were issued to Mr. Legler in 1997, however, 9,563 shares were issued in January 1998 in connection with acquisitions completed during 1997.

LAKEVIEW

         Lakeview Savings Bank, ("Lakeview") The Company entered into the Lakeview Facility in January 1996 with Lakeview, an affiliate of Branchview, Inc., one of the original partners in Industry Mortgage Company, LP (The "Industry Partners"). The Lakeview Facility is a $7 million credit facility, which matures July 31, 1999 and bears interest at 10% per annum. At December 31, 1997, $6.8 million was outstanding under this credit facility. In 1996, IMC, through its wholly owned subsidiary, IMC Credit Card, Inc., entered into the Credit Card Joint Venture with Lakeview Credit. The Credit Card Joint Venture is owned fifty percent by IMC Credit Card, Inc., and fifty percent by Lakeview Credit. Branchview sold loans in the aggregate amount of $ 13 million to IMC in 1997.

MORTGAGE AMERICA

         Mortgage America. Effective January 1, 1997, IMC acquired all of the assets of Mortgage America, one of the Industry Partners. Thomas LaPorte and Mary Reid are husband and wife and were the primary owners of Mortgage America prior to the acquisition. The purchase price for all of the assets of Mortgage America was an initial payment of 1,790,000 shares of Common Stock and assumption of a stock option plan which could result in issuance of an additional 334,596 shares of Common Stock and a contingent payment of up to 2,770,000 additional shares of Common Stock at the end of three years based on the growth and profitability of Mortgage America during that period. As a condition of the acquisition agreement, Tom LaPorte and Jon LaPorte, his adult child, have employment agreements with IMC for approximately three years. The employment agreements include a non-compete clause.

         Thomas LaPorte is President of Mortgage America. Since January 1, 1997, the effective date of the Company's acquisition of Mortgage America, the Company has leased administrative and executive offices from MA Real Estate and Investments, L.L.C., which is owned by Mr. LaPorte, under non-cancelable leases expiring December 31, 2006 and from LaPorte, Inc. a company owned by Mr. LaPorte's brother. Combined annual rent payments to these two entities in 1997 was $ 196,699 in addition to total leasehold improvements made by the Company of $151,232.

         Since June 1997, the Company has leased a corporate jet from Tomahawk Aviation, L.L.C., which is owned by Mr. LaPorte, for $500 per hour. Total lease payments paid by the Company under this lease were $124,657 during 1997.

APPROVED FINANCIAL CORP.

         Approved Financial Corp. ("Approved"). Mr. Wykle, a member of the Board of Directors of IMC, is Chairman and Chief Executive Officer of Approved, and a controlling shareholder of Approved. Approved, formerly American Industrial Loan Association, sold loans in the aggregate amount of $ 235 million to IMC during 1997 (see Industry Partner's Incentive Plan below) and has agreed to sell $24 million in loans to IMC in 1998. In January 1996, IMC and Approved entered into a warehouse financing facility pursuant to which IMC committed to lend Approved $8.0 million secured by mortgage loans. Borrowings under the facility bear interest at one and three-quarters percent (1.75%) over the one-month LIBOR rate. Approved paid IMC $79,651 in interest payments during 1997. The line of credit had no outstanding balance as of December 31, 1997.

CHAMPION MORTGAGE CO. INC.

         Champion Mortgage Co. Inc. ("Champion"). Mr. Goryeb, a member of the Board of Directors of IMC, is Chairman and Chief Executive Officer of Champion. Champion sold loans in the aggregate amount of $26 million to the Company during 1997 (see Industry Partners' Incentive Plan below) and has agreed to sell $24 million in loans to the Company in 1998.

INDUSTRY PARTNERS' INCENTIVE PLAN

         Industry Partners' Incentive Plan. To encourage the Industry Partners to continue to sell more mortgage loans than required under their original commitments, the Company created an incentive plan for Industry Partners in March 1996 (the "Industry Partners' Incentive Plan"). Under that plan, Industry Partners that doubled their loan sale commitments per quarter are eligible to receive on a pro rata basis fully paid shares of Common Stock equal to $150,000 divided by the market price of the Common Stock at the end of that quarter. The dollar amount of the quarterly award of Common Stock is reduced by the pro rata reduction in the total loan sale commitment resulting when participating Industry Partners are acquired by IMC Mortgage Company and are no longer in the incentive plan. At December 31, 1997 the quarterly award amount was $105,000 as a result of the acquisition of Mortgage America and Equity Mortgage, both Industry Partners. The fully paid shares of Common Stock are issued pro rata among those Industry Partners that doubled their commitments to the extent the Industry Partner exceeded its doubled commitment amount for the quarter. A total of 29,293 shares were earned under this plan for the year of 1997 of which 23,175 were earned by Approved and 243 were earned by JRJ Associates, Inc, an affiliate of Champion (See sections on "Approved" and "Champion").

                                   PROPOSAL 2
                         RATIFICATION OF THE ADOPTION OF
                IMC MORTGAGE COMPANY EMPLOYEE STOCK PURCHASE PLAN


                 PROPOSAL TO ADOPT EMPLOYEE STOCK PURCHASE PLAN

         PROPOSAL. In February 1998, the Company's Board of Directors adopted, subject to stockholder approval, the IMC Mortgage Company Employee Stock Purchase Plan (the "Plan"). The Plan is intended to encourage an alignment of the interest of the Company's employees with those of the Company's stockholders by encouraging ownership of the Company's shares by its employees. The Company believes the Plan will provide a convenient method, through payroll deduction, for employees to acquire shares in the Company and provide an excellent complement to the Company's Stock Option Plan for employees.

         The adoption of the Plan is subject to approval by the Company's stockholders. The Plan will be adopted if a majority of the shares voted with respect to the Plan are voted to approve the adoption thereof. For this purpose, abstentions and broker non-votes will not be counted.

         SUMMARY OF PLAN. All employees who complete 90 days employment with the Company and who work on a full-time basis or are regularly scheduled to work more than 20 hours per week are eligible to participate in the Plan. No employee is eligible to participate in the Plan if the employee possesses 5% of more of the voting power of the Company's shares. In addition, no employee may accrue rights to purchase shares under the Plan that exceeds $25,000 in market value of stock (determined at the time of the grant) for any calendar year.

         The Company will make annual offerings under the Plan (the "Offerings"). The Offerings will be for a period of six or twelve months each. Shares eligible under the Plan are limited to 400,000 shares in the aggregate and the Plan will be effective for the years of 1998 through 2001, with no more than 100,000 shares being made available in each calendar year.

         Participants in the Plan are permitted to use payroll deductions to acquire shares at 85% of the fair market value of the Company's stock determined at either the beginning or end of each Offering period. An employee who is a participant in the Plan may withdraw from participation at any time prior to the last day of each Offering.

         FEDERAL INCOME TAX CONSEQUENCES. The following general description of the tax consequences of transactions under the Purchase Plan is based on present federal tax laws and does not purport to be complete.

         The Purchase Plan is intended to satisfy the requirements of sections 421 and 423 of the Code. Under these provisions, a participant generally will not recognize income at the time an option is granted or exercised. The tax consequences to a participant upon a disposition of shares acquired upon option exercise will generally depend upon the holding period of the shares.

         If shares acquired upon the exercise of an option are disposed of at least two years after the date of option grant and at least one year after the date of option exercise (or if a participant dies while owning the shares, regardless of the holding period), then the participant will recognize, at the time of disposition, ordinary income equal to the lesser of (i) the excess of the fair market value of the shares at the time of disposition over the option price, or (ii) the excess of the fair market value of the shares on the date of option grant over the option price (computed as of the grant date). Any additional gain will be treated as capital gain (and taxed at a rate depending upon the participant's holding period for the shares, which will generally commence on the date of option exercise). If the shares are sold at a price less than the option price, there is no ordinary income and the participant has capital loss equal to the difference. If the requisite holding periods are met, the Company will not be entitled to a tax deduction at any time.

         If the shares acquired upon the exercise of an option are sold or disposed of within two years after the date of option grant or within one year after the date of option exercise, then the participant will recognize, at the time of disposition, ordinary income equal to the excess of the fair market value of the shares on the purchase date over the option price, and the Company will be entitled to a tax deduction in that amount. Any appreciation in the price of the shares between the purchase date and disposition date will be treated as capital gain (and taxed at a rate depending upon the participant's holding period for the shares, which will generally commence on the date of option exercise). Even if the shares are sold for less than the fair market value of the shares on the purchase date, the participant will recognize the same amount of ordinary income, and will have capital loss equal to the difference between the sales price and the fair market value of the shares on the purchase date.

               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
        STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE ADOPTION OF
             THE IMC MORTGAGE COMPANY EMPLOYEE STOCK PURCHASE PLAN.

                IMC MORTGAGE COMPANY EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I - PURPOSE

         1.01 Purpose.

         The IMC Mortgage Company Employee Stock Purchase Plan (the "Plan") is intended to provide a method whereby employees of IMC Mortgage Company, and its Subsidiary Corporations (hereinafter referred to, unless the context otherwise requires, as the "Company") will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

ARTICLE II - DEFINITIONS

         2.01 Base Pay.

         "Base Pay" shall mean regular straight-time earnings excluding payments for overtime, shift premium, bonuses and other special payments, commissions and other marketing incentive payments.

         2.02 Committee.

         "Committee" shall mean the individuals described in Article XI.

         2.03 Employee.

         "Employee" means any person who is customarily employed on a full-time or part-time basis by the Company and is regularly scheduled to work more than 20 hours per week.

         2.04 Subsidiary Corporation.

         "Subsidiary Corporation" shall mean any present or future corporation which (i) would be a "subsidiary corporation" of IMC Mortgage Company as that term is defined in Section 424 of the Code and (ii) is designated as a participant in the Plan by the Committee.

ARTICLE III - ELIGIBILITY AND PARTICIPATION

         3.01 Initial Eligibility.

         Any employee who shall have completed ninety (90) days employment and shall be employed by the Company on the date the employee's participation in the Plan is to become effective shall be eligible to participate in offerings under the Plan which commence on or after such ninety day period has concluded.

         3.02 Leave of Absence.

         For purposes of participation in the Plan, a person on leave of absence shall be deemed to be an employee for the first ninety (90) days of such leave of absence and such employee's employment shall be deemed to have terminated at the close of business on the 90th day of such leave of absence unless such employee shall have returned to regular full-time or part-time employment (as the case may be) prior to the close of business on such 90th day. Termination by the Company of any employee's leave of absence, other than termination of such leave of absence on return to full-time or part-time employment, shall terminate an employee's employment for all purposes of the Plan and shall terminate such employee's participation in the Plan and right to exercise any option.

         3.03 Restrictions on Participation.

         Notwithstanding any provisions of the Plan to the contrary, no employee shall be granted the election to participate in the Plan:

                  (a) if, immediately after the grant, such employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (for purposes of this paragraph, the rules of Section 424 (d) of the Code shall apply in determining stock ownership of any employee); or

                  (b) which permits the employee's rights to purchase stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 in fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding.

         3.04 Commencement of Participation.

         An eligible employee may become a participant by completing an authorization for a payroll deduction on the form provided by the Company and filing it with the Director of Human Resources for the Company on or before the date set therefor by the Committee, which date shall be prior to the Offering Commencement Date for the Offering (as such terms are defined below). Payroll deductions for a participant shall commence on the applicable Offering Commencement Date when the employee's authorization for a payroll deduction becomes effective and shall end on the Offering Termination Date of the Offering to which such authorization is applicable unless sooner terminated by the participant as provided in Article VIII.

ARTICLE IV - OFFERINGS

         4.01 Annual Offerings.

         The Plan will be implemented by four annual offerings of the Company's Common Stock (the "Offerings") beginning on the 1st day of January in each of the years 1999, 2000 and 2001, and on July 1 for the year 1998, each Offering terminating on December 31 of the same year, provided, however, that each annual Offering may, in the discretion of the Committee exercised prior to the commencement thereof, be divided into two six-month Offerings commencing, respectively, on January 1 (or July1 as to 1998) and July 1 of such year and terminating on June 30 of such year and December 31 of the same year, respectively. The maximum number of shares issued in the respective years shall be:

                  From July 1, 1998 to December 31, 1998: 100,000 shares.

                  From January 1, 1999 to December 31, 1999:100,000 shares plus unissued shares from the prior Offerings, whether offered or not.

                  From January 1, 2000 to December 31, 2000:100,000 shares plus unissued shares from the prior Offerings, whether offered or not.

                  From January 1, 2001 to December 31, 2001:100,000 shares plus unissued shares from the prior Offerings, whether offered or not.

         If a six-month Offering is made, the maximum number of shares to be issued shall be one-half of the number of shares set forth for the annual period in which the six-month Offering falls, plus, if the Offering is an July 1 to December 31 Offering, unissued shares, whether offered or not, from the immediately preceding six-month Offering. As used in the Plan, "Offering Commencement Date" means the January 1 or July 1, as the case may be, on which the particular Offering begins and "Offering Termination Date" means the June 30 or December 31 as the case may be, on which the particular Offering terminates.

ARTICLE V - PAYROLL DEDUCTIONS

         5.01 Amount of Deduction.

         At the time a participant files his authorization for payroll deduction, he shall elect to have deductions made from the employee's pay on each payday during the time the employee is a participant in an Offering at the rate of 1, 2, 3, 4, 5, 6, 7, 8, 9 or 10% of the employee's base pay in effect at the Offering Commencement Date of such Offering; provided, however, that the minimum payroll deduction shall be $5 per pay period or $260 per year and the maximum payroll deduction shall be $20,000 per year. In the case of a part-time hourly employee, such employee's base pay during an Offering shall be determined by multiplying such employee's hourly rate of pay in effect on the Offering Commencement Date by the number of regularly scheduled hours of work for such employee during such Offering.

         5.02 Participant's Account.

         All payroll deductions made for a participant shall be credited to the employee's account under the Plan. A participant may not make any separate cash payment into such account except when on leave of absence and then only as provided in Section 5.04.

         5.03 Changes in Payroll Deductions.

         A participant may discontinue the employee's participation in the Plan as provided in Article VIII, but no other change can be made during an Offering and, specifically, a participant may not alter the amount of the employee's payroll deductions for that Offering.

         5.04 Leave of Absence.

         If a participant goes on a leave of absence, such participant shall have the right to elect: (a) to withdraw the balance in the employee's account pursuant to Section 7.02, (b) to discontinue contributions to the Plan but remain a participant in the Plan, or remain a participant in the Plan during such leave of absence, authorizing deductions to be made from payments by the Company to the participant during such leave of absence and undertaking to make cash payments to the Plan at the end of each payroll period to the extent that amounts payable by the Company to such participant are insufficient to meet such participant's authorized Plan deductions.

ARTICLE VI - GRANTING OF OPTION

         6.01 Number of Option Shares.

         On the Commencement Date of each Offering, a participating employee shall be deemed to have been granted an option to purchase a maximum number of shares of the stock of the Company equal to an amount determined as follows: an amount equal to (i) that percentage of the employee's base pay which the employee has elected to have withheld (but not in any case in excess of 10%) multiplied by (ii) the employee's base pay during the period of the Offering (iii) divided by 85% of the market value of the stock of the Company on the applicable Offering Commencement Date. The market value of the Company's stock shall be determined as provided in paragraphs (a) and (b) of
Section 6.02 below. An employee's base pay during the period of an Offering shall be determined by multiplying, in the case of a one-year Offering, his normal weekly rate of pay (as in effect on the last day prior to the Commencement Date of the particular Offering) by 52 or the hourly rate by 2,080 or, in the case of a six-month Offering, by 26 or 1040, as the case may be, provided that, in the case of a part time hourly employee, the employee's base pay during the period of an Offering shall be determined by multiplying such employee's hourly rate by the number of regularly scheduled hours of work for such employee during such Offering.

         6.02 Option Price.

         The option price of common stock purchased with payroll deductions made during such annual offering for a participant therein shall be the lower of:

                  (a) 85% of the closing price of the stock on the Offering Commencement Date or the nearest prior business day on which trading occurred on the NASDAQ National Market System; or

                  (b) 85% of the closing price of the stock on the Offering Termination Date or the nearest prior business day on which trading occurred on the NASDAQ National Market System. If the Common Stock of the Company is not admitted to trading on any of the aforesaid dates for which closing prices of the stock are to be determined, then reference shall be made to the fair market value of the stock on that date, as determined on such basis as shall be established or specified for the purpose by the Committee.

ARTICLE VII - EXERCISE OF OPTION

         7.01 Automatic Exercise.

         Unless a participant gives written notice to the Company as hereinafter provided, the employee's option for the purpose of common stock with payroll deductions made during any Offering will be deemed to have been exercised automatically on the Offering Termination Date applicable to such Offering, for the purchase of the number of full shares of stock which the accumulated payroll deductions in his account at that time will purchase at the applicable Option Price (but not in excess of the number of shares for which options have been granted to the employee pursuant to Section 6.01), and any excess in the employee's account at that time will be returned to the employee.

         7.02 Withdrawal of Account.

         By written notice to the Vice President for Human Resources of the Company, at any time prior to the Offering Termination Date applicable to any Offering, a participant may elect to withdraw all the accumulated payroll deductions in the employee's account at such time.

         7.03 Fractional Shares.

         Fractional Shares will not be issued under the Plan and any accumulated payroll deductions which would have been used to purchase fractional shares will be returned to any employee promptly following the termination of an Offering, without interest.

         7.04 Transferability of Option.

         During a participant's lifetime, options held by such participant shall be exercisable only by that participant.

         7.05 Delivery of Stock.

         As promptly as practicable after the Offering Termination Date of each Offering, the Company will deliver to each participant, as appropriate, the stock purchased upon exercise of the employee's option.

ARTICLE VIII - WITHDRAWAL

         8.01 In General.

         As indicated in Section 7.02, a participant may withdraw payroll deductions credited to the employee's account under the Plan at any time by giving written notice to the Director for Human Resources of the Company. All of the participant's payroll deductions credited to the employee's account will be paid to the employee promptly after receipt of the employee's notice of withdrawal, and no further payroll deductions will be made from the employee's pay during such Offering. The Company may, at its option, treat any attempt to borrow by an employee on the security of his accumulated payroll deductions as an election, under Section 3.02, to withdraw such deductions.

         8.02 Effect on Subsequent Participation.

         A participant's withdrawal from any Offering will not have any effect upon the employee's eligibility to participate in any succeeding Offering or in any similar plan which may hereafter be adopted by the Company.

         8.03 Termination of Employment.

         Upon termination of the participant's employment for any reason, including retirement (but excluding death while in the employ of the Company or continuation of a leave of absence for a period beyond 90 days), the payroll deductions credited to the employee's account will be returned to the employee, or, in the case of the employee's death subsequent to the termination of the employee's employment, to the person or persons entitled thereto under Section 12.01.

         8.04 Termination of Employment Due to Death.

         Upon termination of the participant's employment because of the employee's death, the employee's beneficiary (as defined in Section 12.01) shall have the right to elect, by written notice given to the Director for Human Resources of the Company prior to the earlier of the Offering Termination Date or the expiration of a period of sixty (60) days commencing with the date of the death of the participant; either:

                  (a) to withdraw all of the payroll deductions credited to the participant's account under the Plan, or

                  (b) to exercise the participant's option for the purchase of stock on the Offering Termination Date next following the date of the participant's death for the purchase of the number of full shares of stock which the accumulated payroll deductions in the participant's account at the date of the participant's death will purchase at the applicable option price, and any excess in such account will be returned to said beneficiary, without interest.

         In the event that no such written notice of election shall be duly received by the Director for Human Resources of the Company, the beneficiary shall automatically be deemed to have elected, pursuant to paragraph (b), to exercise the participant's option.

         8.05 Leave of Absence.

         A participant on leave of absence shall, subject to the election made by such participant pursuant to Section 5.04, continue to be a participant in the Plan so long as such participant is on continuous leave of absence. A participant who has been on leave of absence for more than 90 days and who has therefore is not an employee for the purpose of the Plan shall not be entitled to participate in any Offering commencing after the 90th day of such leave of absence. Notwithstanding any other provisions of the Plan, unless a participant on leave of absence returns to regular full time or part time employment with the Company at the earlier of: (a) the termination of such leave of absence or
(b) three months from the 90th day of such leave of absence, such participant's participation in the Plan shall terminate on whichever of such dates first occurs.

ARTICLE IX - INTEREST

         9.01 Payment of Interest.

         No interest will be paid or allowed on any money paid into the Plan or credited to the account of any participant employee; provided, however, that interest shall be paid on any and all money which is distributed to an employee or the employee's beneficiary pursuant to the provisions of Sections 7.02, 8.01, 8.03, 8.04 and 10.01. Such distributions shall bear simple interest during the period from the date of withholding to the date of return at the thirty-day Libor rate published, during the applicable Offering period or, if such rates are not published or otherwise available for such purpose, at the regular passbook saving account rates per annum in effect during such period at another major commercial bank in Tampa, Florida selected by the Committee. Where the amount returned represents an excess amount in an employee's account after such account has been applied to the purchase of stock, the employee's withholding account shall be deemed to have been applied first toward purchase of stock under the Plan, so that interest shall be paid on the last withholdings during the period which results in the excess amount.

ARTICLE X - STOCK

         10.01 Maximum Shares.

         The maximum number of shares which shall be issued under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Section 12.04 shall be 100,000 shares in each annual Offering (50,000 shares in each six-month Offering) plus in each Offering all unissued shares from prior Offerings, whether offered or not, (except the six month Offering in 1998 which shall be 100,000 shares) not to exceed 400,000 shares for all Offerings. If the total number of shares for which options are exercised on any Offering Termination Date in accordance with Article VI exceeds the maximum number of shares for the applicable Offering, the Company shall make a pro rata allocation of the shares available for delivery and distribution in an nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the account of each participant under the Plan shall be returned to him as promptly as possible.

         10.02 Participant's Interest in Option Stock.

         The participant will have no interest in stock covered by the employee's option until such option has been exercised.

         10.03 Registration of Stock.

         Stock to be delivered to a participant under the Plan will be registered in the name of the participant, or, if the participant so directs by written notice to the Director of Human Resources of the Company prior to the Offering Termination Date applicable thereto, in the names of the participant and one such other person as may be designate by the participant, as joint tenants with rights of survivorship or as tenants by the entireties, to the extent permitted by applicable law.

         10.04 Restrictions on Exercise.

         The Board of Directors may, in its discretion, require as conditions to the exercise of any option that the shares of Common Stock reserved for issuance upon the exercise of the option shall have been duly listed, upon official notice of issuance, upon a stock exchange or NASDAQ and that either:

                  (a) a Registration Statement under the Securities Act of 1933, as amended, with respect to said shares shall be effective, or

                  (b) the participant shall have represented at the time of purchase, in form and substance satisfactory to the Company, that it is the employee's intention to purchase the shares for investment and not for resale or distribution.

ARTICLE XI - ADMINISTRATION

         11.01 Appointment of Committee.

         The Board of Directors shall appoint a committee (the "Committee") to administer the Plan, which shall consist of no fewer than three members of the Board of Directors. No members of the Committee shall be eligible to purchase stock under the Plan.

         11.02 Authority of Committee.

         Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee's determination on the foregoing matters shall be conclusive.

         11.03 Rules Governing the Administration of the Committee.

         The Board of Directors may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it shall deem advisable and may hold telephonic meetings. A majority of its members hall constitute a quorum. All determinations of the Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

         11.04 Third Party Administration.

         The Committee may employ the services of a third party administrator ("TPA") to maintain records and accounts and to perform ministerial administrative services for the Plan.

ARTICLE XII - MISCELLANEOUS

         12.01 Designation of Beneficiary.

         A participant may file a written designation of a beneficiary who is to receive any stock and/or cash. Such designation of beneficiary may be changed by the participant at any time by written notice to the Treasurer of the Company. Upon the death of a participant and upon receipt by the Company of proof of identity and existence at the participant's death of a beneficiary validly designated by him under the Plan, the Company shall deliver such stock and/or cash to such beneficiary. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such stock and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such stock and/or cash to the spouse or to any one or more dependents of the participant as the Company may designate. No beneficiary shall, prior to the death of the participant by whom he has been designated, acquire any interest in the stock or cash credited to the participant under the Plan.

         12.02 Transferability.

         Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 7.02.

         12.03 Use of Funds.

         All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions.

         12.04 Adjustment Upon Changes in Capitalization.

         (a) If, while any options are outstanding, the outstanding shares of Common Stock of the Company have increased, decreased, changed into, or been exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction, appropriate and proportionate adjustments may be made by the Committee in the number and/or kind of share which are subject to purchase under outstanding options and on the option exercise price or prices applicable to such outstanding options. In addition, in any such event, the number and/or kind of shares which may be offered in the Offerings described in Article IV hereof shall also be proportionately adjusted. No adjustments shall be made for dividends except those payable in the Company's Common Stock.

         12.05 Amendment and Termination.

         The Board of Directors shall have complete power and authority to terminate or amend the Plan; provided, however, that the Board of Directors shall not, without the approval of the stockholders of the Corporation (i) increase the maximum number of shares which may be issued under any Offering (except pursuant to Section 12.04; (ii) amend the requirements as to the class of employees eligible to purchase stock under the Plan or permit the members of the Committee to purchase stock under the Plan. No termination, modification or amendment of the Plan may, without the consent of an employee then having an option under the Plan to purchase stock, adversely affect the rights of such employee under such option.

         12.06 Effective Date.

         The Plan shall become effective as of July1, 1998, subject to approval by the holders of the majority of the Common Stock present and represented at a special or annual meeting of the shareholders held on or before December 31, 1998. If the Plan is not so approved, the Plan shall not become effective.

         12.07 No Employment Rights.

         The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an employee's employment at any time.

         12.08 Effect of Plan.

         The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each employee participating in the Plan, including, without limitation, such employee's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such employee.

         12.09 Governing Law.

         The law of the State of Florida will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.


                                    Adopted
                                    February 9, 1998

                                    IMC Mortgage Company

                                    By:
                                       -----------------------------------
                                            George Nicholas, Chairman

                                 PROPOSAL NO. 3
                           RATIFICATION OF APPOINTMENT
                           OF INDEPENDENT ACCOUNTANTS

         On the recommendation of its Audit Committee, the Board of Directors has selected Coopers & Lybrand L.L.P., independent accountants, to audit the financial statements of the Company for the 1998 fiscal year. Such nomination is being presented to the shareholders for ratification at the Annual Meeting. The affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the Board's appointment of Coopers & Lybrand. If the stockholders reject the nomination, the Board of Directors may reconsider its selection. If the stockholders ratify the appointment, the Board of Directors, in its sole discretion, may still direct the appointment of new independent accountants at any time during the year if the Board of Directors believe that such a change would be in the best interests of the Company.

         Coopers & Lybrand L.L.P. has audited and certified the Company's financial statements since 1995 and audited and certified the Company's financial statements from the time of inception. The Company has been advised that a representative of Coopers & Lybrand L.L.P. will be present at the Annual Meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

         The affirmative vote of the holders of a majority of the shares of Common Stock voting on this proposal is required for ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for the fiscal year ending December 31, 1998.


         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE 1998 FISCAL YEAR.

                           PROPOSALS BY STOCKHOLDERS

         Any stockholder proposal which is intended to be presented at the Company's Annual Meeting of Stockholders to be held in 1999 must be received at the Company's principal executive offices, located at 5901 E. Fowler Avenue, Tampa, FL 33617-2362, Attention: Laurie Williams, Secretary of the Company, by no later than February 1, 1999, if such proposal is to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting. Stockholders of the Company who intend to bring business before the meeting must also comply with the applicable procedures set forth in the Company's Bylaws. The Company will furnish copies of such Bylaw provisions upon written request to Laurie Williams at the aforementioned address.

                            AVAILABILITY OF FORM 10-K

         The Company will provide to any stockholder, without charge, upon written request of such stockholder, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as filed with the Securities and Exchange Commission. Such requests should be addressed to IMC Mortgage Company, 5901 E. Fowler Avenue, Tampa, FL 33617-2362, Attention: Laurie Williams.

                       SECTION 16(A) REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons owning more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such equity securities with the Securities and Exchange Commission. To the Company's knowledge, based solely on the information furnished to the Company and written representations by such persons, all filing requirements under Section 16(a) during 1997 were complied with, except that one sale transaction of the Common Stock of the Company was inadvertently reported late by each of Mr. George Nicholas and Mr. Allen Wykle.

                                 OTHER BUSINESS

         The Annual Meeting of Stockholders scheduled for June 5, 1998 is being held for the purpose set forth in the Notice that accompanies this Proxy Statement. The Board is not presently aware of business to be transacted at the Annual Meeting other than as set forth in the Notice. However, if any other business properly comes before the meeting, the Proxies named on the accompanying proxy card will vote their Proxies in their discretion on such business.

                                    By Order of the Board of Directors




                                    George Nicholas
                                    Chairman of the Board


Tampa, Florida
April 30, 1998

                          SELECTED FINANCIAL HIGHLIGHTS


                                                    Period From
                                                     Inception
                                                 (August 12, 1993)                            Year Ended
                                                      Through                                December 31,
                                                    December 31,     -----------------------------------------------------------
                                                        1993             1994            1995            1996            1997
                                                    -----------      -----------     -----------     -----------     -----------
STATEMENT OF OPERATIONS DATA (DOLLARS THOUSANDS
  EXCEPT PER SHARE DATA):
   Total revenues .............................     $       513      $    10,094     $    19,673     $    65,654     $   238,759
   Pro forma net income (loss) ................            (216)           1,856           4,032          17,929          47,929
   Pro forma earnings (loss) per share ........           (0.02)            0.15            0.34            0.92            1.54
   Weighted average number of shares
       outstanding ............................      12,000,000       12,000,000      12,000,000      19,539,963      31,147,944

BALANCE SHEET DATA (DOLLARS IN THOUSANDS):
   Mortgage loans held for sale ...............           7,972           28,996         193,003         914,587       1,673,144
   Total assets ...............................           8,861           36,642         354,551       1,707,348       2,945,932
   Total liabilities ..........................           7,412           30,786         348,942       1,618,011       2,691,868
   Shareholders' equity .......................           1,449            5,856           5,609          89,337         254,064

OPERATING DATA (DOLLARS IN MILLIONS):
   Loans purchased or originated ..............     $        30      $       283     $       622     $     1,770     $     5,893
   Loans sold through securitization ..........              --               82             388             935           4,858
   Whole loan sales ...........................              22              180              70             129             145
   Serviced loan portfolio ....................              --               92             536           2,148           6,957

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following management's discussion and analysis of the Company's financial condition and results of operations contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors. The following discussion should be read in conjunction with Consolidated Financial Statements of the Company and the Notes thereto.

General

         The Company is a specialized consumer finance company engaged in purchasing, originating, servicing and selling home equity loans secured primarily by first liens on one-to-four family residential properties. The Company focuses on lending to individuals whose borrowing needs are generally not being served by traditional financial institutions due to such individuals' impaired credit profiles and other factors. Loan proceeds are typically used by such individuals to consolidate or refinance debt, to finance home improvements, to pay educational expenses and for a variety of other uses. By focusing on individuals with impaired credit profiles and providing prompt responses to their borrowing requests, the Company has been able to charge higher interest rates for its loan products than typically are charged by conventional mortgage lenders.

         Pursuant to the Company's acquisition strategy, effective January 1, 1996 the Company acquired all of the assets of EquityStars, and effective January 1, 1997 the Company acquired all of the assets of Mortgage America Inc. ("Mortgage America") and Equity Mortgage Co., Inc ("Equity Mortgage") and all of the outstanding common stock of CoreWest Banc ("CoreWest"). Effective February 1, 1997, the Company acquired all of the assets of American Reduction, Inc. ("American Reduction"). Effective July 1, 1997, the Company acquired substantially all of the assets of National Lending Center, Inc. ("National Lending Center") and Central Money Mortgage Co., Inc. ("Central Money Mortgage"). Effective October 1, 1997, the Company acquired substantially all of the assets of Residential Mortgage Corporation, and effective November 1, 1997, the Company acquired substantially all of the assets of Alternative Capital Group, Inc. ("Alternative Capital Group").

         These acquisitions have been accounted for using the purchase method of accounting and the results of operations have been included with the Company's results of operations since the effective acquisition dates. The fair value of the acquired companies' tangible assets approximated the liabilities assumed, and accordingly, the majority of the initial purchase prices has been recorded as goodwill which will be amortized on a straight-line basis for periods up to 30 years.

         Several acquisitions included earn-out arrangements that provide the sellers with additional consideration if the acquired company reaches certain performance targets after the acquisition. Any such contingent payments will result in an increase in the amount of goodwill recorded on the Company's balance sheet related to each acquisition. Goodwill represents the excess of cost over fair market value of the net assets acquired in each acquisition and is amortized through periodic charges to earnings up to 30 years.

CERTAIN ACCOUNTING CONSIDERATIONS

INTEREST-ONLY AND RESIDUAL CERTIFICATES

         The Company purchases and originates loans for the purpose of sale primarily through securitizations. In a securitization transaction, the Company sells a pool of mortgages to a trust which simultaneously sells senior interests to third-party investors. The Company retains the residual interests (or a portion thereof) represented by residual class certificates and interest-only certificates. The Company retains the rights to service the pool of mortgages owned by the trust. In addition, by retaining the residual class certificates, the Company is entitled to receive the excess cash flows generated by the securitized loans calculated as the difference between (a) the monthly interest payments from the loans and (b) the sum of (i) pass-through interest paid to third-party investors, (ii) trustee fees, (iii) third-party credit enhancement fees, and (iv) servicing fees. The Company's right to receive this excess cash flow stream begins after certain over-collateralization requirements have been met, which are specific to each securitization and are used to provide credit enhancement.

         The Company initially records these securities at their allocated cost based upon the present value of the interest in the cash flows retained by the Company after considering various economic factors, including interest rates, collateral value and estimates of the value of future cash flows from the securitized mortgage pools under expected loss and prepayment assumptions discounted at a market yield. The weighted average rates used to discount the cash flows range from 11% to 14.5% based on the risks associated with each securitized mortgage pool. The Company utilizes prepayment and loss curves which the Company believes will approximate the timing of prepayments and losses over the life of the securitized loans. Prepayments on fixed rate loans securitized by the Company are expected to gradually increase from a constant prepayment rate ("CPR") of 4% to 28% in the first year of the loan and remain at 28% thereafter. The Company currently expects prepayments on adjustable rate loans to gradually increase from a CPR of 4% to 35% in the first year of the loan and remain at 35% thereafter. The CPR measures the annualized percentage of mortgage loans which prepay during a given period. The CPR represents the annual prepayment rate such that, in the absence of regular amortization, the total prepayment over the year would equal that percent of the original principal balance of the mortgage loan. The Company expects losses from defaults to gradually increase from zero in the first six months of securitization to 100 basis points after 36 months. The loss curve utilized by the Company approximates an assumed loss rate of approximately 65 basis points per year at inception of the securitization.

MORTGAGE SERVICING RIGHTS

         Effective January 1, 1996, the Company adopted SFAS 122. Because SFAS 122 prohibited retroactive application, the historical accounting results for the periods ended December 31, 1994 and 1995 have not been restated and, accordingly, the accounting results for the year ended December 31, 1996 are not comparable to any previous period. In June 1996, the FASB released SFAS 125, which superseded SFAS 122 and was adopted by the Company January 1, 1997.

         SFAS 122 required that a mortgage banking entity recognize as a separate asset the rights to service mortgage loans for others. Mortgage banking entities that acquire or originate loans and subsequently sell or securitize those loans and retain the mortgage servicing rights are required to allocate the total cost of the loans between the mortgage servicing rights and the mortgage loans. The Company was also required to assess capitalized mortgage servicing rights for impairment based upon the fair value of those rights. The impact of the adoption of SFAS 122 on the Company's Statement of Operations for the year ended December 31, 1996 resulted in additional operating income of approximately $6.6 million and an additional pro forma provision for income tax expense of approximately $2.6 million. The effect on unaudited pro forma net income and pro forma net income per common share for the year ended December 31, 1996 was an increase of $4.1 million and $0.21 per share, respectively.

         SFAS 125 addresses the accounting for all types of securitization transactions, securities lending and repurchase agreements, collateralized borrowing arrangements and other transactions involving the transfer of financial assets. SFAS 125 distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. SFAS 125 is generally effective for transactions that occur after December 31, 1996 and has been applied prospectively. SFAS 125 requires the Company to allocate the total cost of mortgage loans sold among the mortgage loans sold (servicing released), I/O and residual certificates and servicing rights based on their relative fair values. The Company is required to assess the I/O and residual certificates and servicing rights for impairment based upon the fair value of those assets. SFAS 125 also requires the Company to provide additional disclosure about the I/O and residual certificates in its securitizations and to account for these assets each quarterly reporting period at fair value in accordance with SFAS 115. The application of the provisions of SFAS 125 did not cause earnings to differ materially from the results which would have been reported under SFAS 122.

GAIN ON SALE OF LOANS, NET

         Gain on sale of loans, net, which arises primarily from securitizations, includes all related revenues and costs, including the proceeds from sales of residual class certificates, the value of such certificates, hedging gains or losses and underwriting fees and other related securitization expenses and fees. See " -- Transactions with ContiFinancial -- Additional Securitization Transaction Expense."

NET WAREHOUSE INTEREST INCOME

         Net warehouse interest income is interest earned from the Company's mortgage loans which generally carry long-term interest rates, less interest expense on borrowings to finance the funding of such mortgage loans. The Company generally sells loans in its inventory within 210 days and finances such loans under its secured borrowing facilities, which bear short-term interest rates. Ordinarily, short-term interest rates are lower than long-term interest rates, and the Company earns net interest income from this difference, or spread, during the period the mortgage loans are held by the Company.

SERVICING FEES

         The Company generally retains servicing rights and recognizes servicing income from fees, prepayment penalties and late payment charges earned for servicing the loans owned by certificate holders and others. Servicing fees are generally earned at a rate of approximately 1/2 of 1%, on an annualized basis, of the unamortized loan balance being serviced.

TRANSACTIONS WITH CONTIFINANCIAL

ADDITIONAL SECURITIZATION TRANSACTION EXPENSE

         IMC, in conjunction with the start up of its operations, maintained an investment banking relationship with ContiFinancial from August 1993 to June 1996. As part of this relationship, ContiFinancial provided warehouse and revolving credit facilities to IMC and acted as placement agent and underwriter of certain securitizations. In addition, as part of its cash flow management strategy, the first six securitizations were structured so that ContiFinancial received, in exchange for cash, a portion of the I/O and residual interest in such securitizations. These transactions reduced IMC's gain on sale of loans by approximately $5.5 million in 1995 and $4.2 million in 1996. ContiFinancial also had a warrant to purchase 2.7 million shares of Common Stock (subject to certain adjustments) for a de minimis amount, of which 0.5 million shares have been issued. IMC continues to maintain a financing relationship with ContiFinancial.

SHARING OF PROPORTIONATE VALUE OF EQUITY

         Prior to March 26, 1996, the Company's financing and investment banking agreements with ContiFinancial included the ContiFinancial Value Sharing Arrangement ("Conti VSA"). The existence of the Conti VSA had no cash impact on the Company, but resulted in reductions of $4.2 million and $2.6 million in the Company's pre-tax income for the years ended December 31, 1995 and 1996, respectively. The Conti VSA was converted into an option entitling ContiFinancial on exercise to approximately 18% of the equity of the Partnership for a de minimus amount (the "Conti Option") on March 26, 1996. Consequently, subsequent to March 26, 1996, no liability has been reflected on the Company's balance sheet, and no expense has been reflected on the Company's income statement with respect to the Conti VSA subsequent to that date.

         The Company's pre-tax income before and after the Conti VSA for the years ended December 31, 1995 and 1996 was as follows:

                                                       Year Ended
                                                      December 31,
                                                  -------------------
                                                    1995        1996
                                                  -------     -------
                                                     (in thousands)
Total revenues ..............................     $19,673     $65,654
Total expenses ..............................      13,119      36,535
                                                  -------     -------

     Pre-tax income after Conti VSA .........       6,554      29,119

Effect of Conti VSA .........................       4,204       2,555
                                                  -------     -------

     Pre-tax income before Conti VSA ........     $10,758     $31,674
                                                  =======     =======

RESULTS OF OPERATIONS

Year Ended December 31,1997 Compared to Year Ended December 31, 1996

         Net income for the year ended December 31, 1997 was $47.9 million representing an increase of $30.0 million or 167.3% over pro forma net income of $17.9 million for the year ended December 31, 1996. Pro forma net income is calculated on the basis of historical net income, adjusted for a pro forma income tax expense as if the Company had been taxable as a corporation since its inception.

         The increase in net income resulted principally from increases in net gain on sale of loans of $138.9 million or 330.1% to $181.0 million for the year ended December 31, 1997 from $42.1 million for the year ended December 31, 1996. Also contributing to the increase in net income was an $11.8 million or 91.1% increase in net warehouse interest income to $24.7 million for the year ended December 31, 1997 from $12.9 million for the year ended December 31, 1996, a $13.8 million or 205.1% increase in servicing fees to $20.6 million for the year ended December 31, 1997 from $6.7 million for the year ended December 31, 1996 and an $8.6 million or 220.0% increase in other revenues to $12.5 million for the year ended December 31, 1997 from $3.9 million for the year ended December 31, 1996.

         The increase in income was partially offset by a $66.0 million or 412.6% increase in compensation and benefits to $82.1 million for the year ended December 31, 1997 from $16.0 million for the year ended December 31, 1996, of which $48.9 million consisted of compensation and benefits relating to the acquisitions of Mortgage America, CoreWest, Equity Mortgage, American Reduction, National Lending Center, Central Money Mortgage, Residential Mortgage Corporation and Alternative Capital Group (collectively, the "Acquisitions") and the remainder related primarily to the growth of the Company. The increase in income was also partially offset by a $49.3 million or 315.3% increase in selling, general and administrative expenses to $65.0 million for the year ended December 31, 1997 from $15.7 million for the year ended December 31, 1996, of which increase $27.9 million consisted of expenses relating to the Acquisitions for the year ended December 31, 1997 and the remainder related primarily to the growth of the Company. The increase in income was further offset by a $12.0 million or 515.1% increase in other interest expense to $14.3 million for the year ended December 31, 1997 from $2.3 million for the year ended December 31, 1996. Finally, income for the year ended December 31, 1997 was favorably affected by a $2.6 million or 100% decrease in the sharing of proportionate value of equity representing the Conti VSA to $0 for the year ended December 31, 1997 from $2.6 million for the year ended December 31, 1996.

         Income before taxes was reduced by a provision for income taxes of $29.5 million for the year ended December 31, 1997 compared to a pro forma provision for income taxes of $11.2 million for the year ended December 31, 1996, representing an effective tax rate of approximately 38.1% for the year ended December 31, 1997. The provisions for income taxes prior to June 24, 1996 are pro forma amounts because prior to that date the Company operated as a partnership and did not pay income taxes.

Revenues

         The following table sets forth information regarding components of the Company's revenues for the year ended December 31, 1996 and 1997:

                                                                       For the Year
                                                                    Ended December 31,
                                                                ------------------------
                                                                  1996            1997
                                                                --------       ---------
                                                                     (in thousands)
Revenues:
     Gain on sales of loans ..............................      $ 46,230       $ 180,963
     Additional securitization transaction expense .......        (4,158)             --
                                                                --------       ---------
            Gain on sale of loans, net ...................        42,072         180,963
                                                                --------       ---------
     Warehouse interest income ...........................        37,463         123,432
     Warehouse interest expense ..........................       (24,535)        (98,720)
                                                                --------       ---------
             Net warehouse interest income ...............        12,928          24,712
                                                                --------       ---------
     Servicing fees ......................................         6,750          20,593
     Other ...............................................         3,904          12,491
                                                                --------       ---------
              Total revenues .............................      $ 65,654       $ 238,759
                                                                ========       =========

  Gain on Sale of Loans, Net.

         For the year ended December 31, 1997, gain on sale of loans increased to $181.0 million from $46.2 million for the year ended December 31, 1996, an increase of 291.4%, reflecting increased loan production and securitizations for the year ended December 31, 1997. Additional securitization expense decreased to $0 for the year ended December 31, 1997 from $4.2 million for the year ended December 31, 1996. For the year ended December 31, 1997, gain on sale of loans, net, increased to $181.0 million from $42.1 million for the year ended December 31, 1996, an increase of 330.1%, reflecting increased loan production and securitizations in the year ended December 31, 1997.

         The total volume of loans produced increased by 232.9% to approximately $5.9 billion for the year ended December 31, 1997 compared with a total volume of $1.8 billion for the year ended December 31, 1996. Originations by the Company's correspondent network increased 174.5% to $4.3 billion for the year ended December 31, 1997 from $1.6 billion for the year ended December 31, 1996, while production from the Company's broker network and direct lending operations increased to $1.6 billion or 725% for the year ended December 31, 1997 from $188 million for the year ended December 31, 1996. Production volume increased during the 1997 period due to : (i) the Company's expansion program; (ii) the increase of its securitization activity; (iii) the growth of its loan servicing capability; and (iv) the Acquisitions, which accounted for approximately $1.2 billion in residential mortgage loans originated during the year ended December 31, 1997.

         The gain on sale as a percentage of loans sold and securitized decreased to 3.7% for the year ended December 31, 1997 from 4.4% for the year ended December 31, 1996. The decrease in the gain on sale percentage was primarily due to the increase in securitization of adjustable rate mortgage loans, higher premiums paid on loan production and higher prepayment speed assumptions used to calculate the gain on sale of securitized loans. In 1996, less than 2% of the $935 million mortgage loans securitized by the Company were adjustable rate mortgages. In 1997, approximately $1.7 billion or 34% of the $4.9 billion mortgage loans securitized by the Company were adjustable rate mortgages. The prepayment curve utilized by the Company to recognize the gain on sale of securitized fixed rate loans reaches a maximum CPR of 28% as compared to the prepayment curve utilized to recognize the gain on sale of adjustable rate loans, which reaches a maximum CPR of 35%. The higher prepayment assumption for adjustable rate loans, which is based on historical adjustable rate loan prepayment patterns, results in the recognition of a lower gain on sale for adjustable rate loans than for fixed rate loans. The average premium paid for loan production was 5.0% for the year ended December 31, 1996 compared to 5.3% for the year ended December 31, 1997. The maximum CPR assumed for fixed mortgage loans securitized increased from 26% for the year ended December 31, 1996 to 28% (35% for adjustable rate mortgage loans) for the year ended December 31, 1997. The decrease in the gain on sale percentage was partially offset by an increase in retail loan production. Upfront points and origination fees related to retail loan production are recognized as gain on sale at the time the loan is sold. Total retail production increased from approximately $67 million for the year ended December 31, 1996 to approximately $769 million for the year ended December 31, 1997.

Net Warehouse Interest Income

         Net warehouse interest income increased to $24.7 million for the year ended December 31, 1997 from $12.9 million for the year ended December 31, 1996, an increase of 91.1%. The increase in the year ended December 31, 1997 reflected higher interest income resulting primarily from increased mortgage loan production and mortgage loans held for sale in inventory for longer periods of time, partially offset by interest expense associated with warehouse facilities. The mortgage loans held for sale increased to $1.7 billion at December 31, 1997, an increase of 82.9%, from $914.6 million at December 31, 1996.

         The increase in net warehouse interest income was partially offset by an increase in the securitization of adjustable rate mortgage loans. In a fixed rate mortgage loan securitization transaction, the Company receives the pass-through rate of interest on the loans conveyed to the securitization trust for the period between the cut-off date (generally the first day of the month a securitization transaction occurs) and the closing date of the securitization transaction (typically during the third week of the month). The cut-off date represents the date when interest on the mortgage loans accrues to the securitization trust rather than the Company. The pass-through rate, which is less than the weighted average interest rate on the mortgage loans, represents the interest rate to be received by investors who purchase passthrough certificates in the securitization trust on the closing date. The Company continues to incur interest expense on its warehouse financings related to loans conveyed to the trust until the closing date, at which time the warehouse line is repaid. In an adjustable rate mortgage loan securitization, the Company receives no interest on mortgage loans conveyed to the securitization trust for the period between the cut-off date and the closing date of the securitization. For the year ended December 31, 1997, the Company incurred warehouse interest expense of approximately $6.9 million related to the period between the cut-off date and the closing date of adjustable rate mortgage loan securitizations for which no corresponding interest income was recognized. The Company had an insignificant amount of warehouse interest expense related to adjustable rate mortgage loans securitized in 1996.

Servicing Fees

         Servicing fees increased to $20.6 million for the year ended December 31, 1997 from $6.7 million for the year ended December 31, 1996, an increase of 205.1%. Servicing fees for the year ended December 31, 1997 were positively affected by an increase in mortgage loans serviced over the prior period. The Company increased its servicing portfolio by $4.9 billion or 233.3% to $7.0 billion as of December 31, 1997 from $2.1 billion as of December 31, 1996.

Other

         Other revenues, consisting principally of the recognition of the increase or accretion of the discounted value of interest on interest-only and residual certificates, over time, increased to $12.5 million or 220.0% for the year ended December 31, 1997 from $3.9 million in the year ended December 31, 1996 as a result of increased securitization volume and investment in interest-only and residual certificates.

Expenses

         The following table sets forth information regarding components of the Company's expenses for the year ended December 31, 1996 and 1997:

                                                      For the Year
                                                   Ended December 31,
                                                  ---------------------
                                                   1996          1997
                                                  -------      --------
                                                     (in thousands)
Compensation and benefits                         $16,007      $ 82,051
Selling, general and administrative expenses       15,652        64,999
Other interest expense                              2,321        14,280
Sharing of proportionate value of equity            2,555             0
                                                  -------      --------
     Total expenses                               $36,535      $161,330
                                                  =======      ========

         Compensation and benefits increased by $66.0 million or 412.6% to $82.1 million for the year ended December 31, 1997 from $16.0 million for the year ended December 31, 1996, principally due to an increase in the number of employees related to the Company's increased mortgage loan production, including $48.9 million of compensation and benefits relating to the Acquisitions, additions of personnel to service the Company's increased loan servicing portfolio, and a $2.4 million increase in executive incentive compensation from $2.6 million for the year ended December 31, 1996 to $5.0 million for the year ended December 31, 1997. It is anticipated that the Company's compensation and benefits will increase as the Company expands; however, the amount of executive bonuses is directly related to increases in the Company's earnings per share.

         Selling, general and administrative expenses increased by $49.3 million or 315.3% to $65.0 million for the year ended December 31, 1997 from $15.7 million for the year ended December 31, 1996. Excluding $27.9 million of compensation and benefits relating to the Acquisitions, the increase was principally due to an increase in underwriting, originating and servicing costs as a result of an increase in the volume of mortgage loan production, an increase in amortization expense related to capitalized servicing rights of $4.7 million and a $10.4 million increase in the provision for loan losses.

         Other interest expense increased by $12.0 million or 515.3% to $14.3 million for the year ended December 31, 1997 from $2.3 million for the year ended December 31, 1996 principally as a result of increased term debt borrowings.

         The sharing of proportionate value of equity, representing the amount payable under the Conti VSA, decreased to $0 for the year ended December 31, 1997 from $2.6 million for the year ended December 31, 1996. The Company's obligation to make payments under the Conti VSA terminated in March 1996.

Pro Forma Income Taxes

         The effective income tax rate for the year ended December 31, 1997 was approximately 38.1%, which differed from the federal tax rate of 35% primarily due to state income taxes. The increase in the provision for income taxes of $18.3 million or 163.6% to $29.5 million for the year ended December 31, 1997 from the pro forma provision for income taxes of $11.2 million for the year ended December 31, 1996 was proportionate to the increase in pre-tax income. The provision for income taxes prior to June 24, 1996 is a pro forma amount because prior to that date the Company operated as a partnership and did not pay any income taxes.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

         Pro forma net income for the year ended December 31, 1996 was $17.9 million representing an increase of $13.9 million or 344.7% over pro forma net income of $4.0 million for the year ended December 31, 1995. Pro forma net income is calculated on the basis of historical net income, adjusted for a pro forma income tax expense as if the Company had been taxable as a corporation since its inception.

         The increase in pro forma net income resulted principally from increases in net gain on sale of loans of $27.0 million or 178.0% to $42.1 million for the year ended December 31, 1996 from $15.1 million for the year ended December 31, 1995. Also contributing to the increase in pro forma net income was a $11.0 million or 588.5% increase in net warehouse interest income to $12.9 million for the year ended December 31, 1996 from $1.9 million for the year ended December 31, 1995, a $5.2 million or 337.4% increase in servicing fees to $6.7 million for the year ended December 31, 1996 from $1.5 million for the year ended December 31, 1995 and a $2.8 million or 249.2% increase in other revenues to $3.9 million for the year ended December 31, 1996 from $1.1 million for the year ended December 31, 1995.

         The increase in income was partially offset by a $10.9 million or 211.4% increase in compensation and benefits to $16.0 million for the year ended December 31, 1996 from $5.1 million for the year ended December 31, 1995, of which increase $2.2 million related to the acquisition of Equitystars on January 1, 1996, $2.6 million related to the payment of bonuses to the Company's executives and the remainder related primarily to the growth of the Company. The increase in income was also partially offset by a $12.2 million or 350.1% increase in selling, general and administrative expenses to $15.7 million for the year ended December 31, 1996 from $3.5 million for the year ended December 31, 1995. The Company expects its compensation and benefits and selling, general and administrative expenses to increase substantially in 1997 as a result of the expansion of the business of the Company and its recent acquisitions. The increase in income was further offset by a $2.0 million or 679.7% increase in other expense to $2.3 million for the year ended December 31, 1996 from $ 0.3 million for the year ended December 31, 1995. Finally, income was favorably affected by a $1.6 million or 39.2% decrease in the Conti VSA to $2.6 million for the year ended December 31, 1996 from $4.2 million for the year ended December 31, 1995. See " --Transactions with ContiFinancial --Sharing of Proportionate Value of Equity," and Note 5 of Notes to Consolidated Financial Statements.

         Income before taxes was reduced by pro forma provision for income taxes of $11.2 million for the year ended December 31, 1996 compared to $2.5 million for the year ended December 31, 1995, representing an effective tax rate of approximately 38.5%. The provision for income taxes prior to June 24, 1996 are pro forma amounts because prior to that date the Company operated as a partnership and did not pay income taxes.

Revenues

         The following table sets forth information regarding components of the Company's revenues for the years ended December 31, 1995 and 1996:

                                                               Year Ended
                                                              December 31,
                                                              ------------
                                                          1995           1996
                                                        --------       --------
                                                             (in thousands)
Gain on sale of loans ............................      $ 20,681       $ 46,230
Additional securitization transaction expense ....        (5,547)        (4,158)
                                                        --------       --------
         Gain on sale of loans, net ..............        15,134         42,072
                                                        --------       --------
Warehouse interest income ........................         7,885         37,463
Warehouse interest expense .......................        (6,007)       (24,535)
                                                        --------       --------
         Net warehouse interest income ...........         1,878         12,928
                                                        --------       --------
Servicing fees ...................................         1,543          6,750
Other ............................................         1,118          3,904
                                                        --------       --------
         Total revenues ..........................      $ 19,673       $ 65,654
                                                        ========       ========

         Gain on Sale of Loans, Net. For the year ended December 31, 1996, gain on sale of loans increased to $46.2 million from $20.7 million for the year ended December 31, 1995, an increase of 123.5%, reflecting increased loan production and securitizations for the year ended December 31, 1996 and the adoption of SFAS 122. The total volume of loans produced increased by 184.8% to $1.8 billion for the year ended December 31, 1996 as compared with a total volume of $621.6 million for the year ended December 31, 1995. Originations by the Company's correspondent network increased 191.0% to $1.6 billion for the year ended December 31, 1996 from $543.6 million for the year ended December 31, 1995, while production from the Company's broker network and direct lending operations increased to $188.3 million or 141.4% for the year ended December 31, 1996 from $78.0 million for the year ended December 31, 1995. Production volume increased during the 1996 period due to: (i) the Company's expansion program;
(ii) the increase of its securitization activity; (iii) the growth of its loan servicing capability; and (iv) the acquisition of the assets and business of Equitystars in January 1996. For the year ended December 31, 1996, the Company experienced higher gains as it sold more loans through securitizations. Securitizations increased by $555 million, an increase of 146.1%, to $935 million for the year ended December 31, 1996 from $380 million for the year ended December 31, 1995. The number of approved correspondents increased by 161 or 75.6% to 374 at December 31, 1996 from 213 at December 31, 1995 and the number of brokers increased by 595 or 54.2% to 1,693 at December 31, 1996 from

1,098 at December 31, 1995. Additional securitization expense decreased to $4.2 million for the year ended December 31, 1996, a decrease of 25.0%, from $5.5 million for the year ended December 31, 1995. For the year ended December 31, 1996, gain on sale of loans, net, increased to $42.1 million from $15.1 million for the year ended December 31, 1995, an increase of 178.0%, reflecting increased loan production and securitizations in the 1996 period.

         Net Warehouse Interest Income. Net warehouse interest income increased to $12.9 million for the year ended December 31, 1996 from $1.9 million for the year ended December 31, 1995, an increase of 588.5%. The increase in the 1996 period reflected higher interest income resulting from increased mortgage loan production and mortgage loans held for sale which was partially offset by interest costs associated with warehouse facilities. The mortgage loans held for sale increased to $914.6 million at December 31, 1996, an increase of 373.9%, from $193.0 million at December 31, 1995.

         Servicing Fees. Servicing fees increased to $6.7 million for the year ended December 31, 1996 from $1.5 million for the year ended December 31, 1995, an increase of 337.4%. Servicing fees for the year ended December 31, 1996 were positively affected by an increase in mortgage loans serviced over the prior period. During 1996, the Company increased its servicing portfolio by $1.6 billion or 300.9% to $2.15 billion as of December 31, 1996, from $535.8 million as of December 31, 1995.

         Other. Other revenues, consisting principally of the recognition of the increase or accretion of the discounted value of interest-only and residual certificates, increased to $5.3 million or 370.0% in the year ended December 31, 1996 from $1.1 million in the year ended December 31, 1995 as a result of increased securitization volume.

Expenses

         The following table sets forth information regarding components of the Company's expenses for the years ended December 31, 1995 and 1996.

                                                       Year Ended December 31,
                                                       -----------------------
                                                          1995         1996
                                                        -------      -------
                                                           (in thousands)
Compensation and benefits ........................      $ 5,139      $16,007
Selling, general and administrative expenses .....        3,478       15,652
Other ............................................          298        2,321
Sharing of proportionate value of equity .........        4,204        2,555
                                                        -------      -------
     Total expenses ..............................      $13,119      $36,535
                                                        =======      =======

         Compensation and benefits increased by $10.9 million or 211.4% to $16.0 million for the year ended December 31, 1996 from $5.1 million for the year ended December 31, 1995, principally due to an increase in the number of employees to service the Company's increased mortgage loan production, the acquisition of the assets and business of Equitystars and an increase in executive bonuses. Compensation expense related to the Equitystars business (which was acquired January 1, 1996) for the year ended December 31, 1996 was $2.2 million, and executive bonuses increased $2.6 million in 1996. It is anticipated that the Company's compensation and benefits will increase as the Company expands; however, the amount of executive bonuses is directly related to increases in the Company's earnings per share (see "Management -- Executive Compensation -- Employment Agreements").

         Selling, general and administrative expenses increased by $12.2 million or 350.1% to $15.7 million for the year ended December 31, 1996 from $3.5 million for the year ended December 31, 1995, principally due to an increase in the volume of mortgage loan production, an additional $2.0 million of marketing expenses related to the expansion of retail production, the acquisition of the assets and business of Equitystars, an increase of $2.5 million in the cost to carry of securities purchased under agreements to resell, an increase in loan losses of $1.1 million and an increase in amortization expense related to capitalized mortgage servicing rights of $1.2 million.

         Other expenses increased by $2.0 million or 679.7% to $2.3 million for the year ended December 31, 1996 from $0.3 million for the year ended December 31, 1995 principally as a result of increased term debt borrowings.

         The sharing of proportionate value of equity, representing the amount payable under the Conti VSA, decreased to $2.6 million or 39.2% for the year ended December 31, 1996 from $4.2 million for the year ended December 31, 1995. The Company's obligation to make payments under the Conti VSA terminated in March 1996.

         Pro Forma Income Taxes. The effective pro forma income tax rate for the year ended December 31, 1996 was approximately 38.5%, which differed from the federal tax rate of 35% primarily due to state income taxes. The increase in pro forma provision for income taxes of $8.7 million or 343.7% to $11.2 million for the year ended December 31, 1996 from $2.5 million for the year ended December 31, 1995 was proportionate to the increase in pre-tax income.

FINANCIAL CONDITION

DECEMBER 31, 1997 COMPARED TO DECEMBER 31, 1996

         The Company hedges, in part, its interest rate exposure on fixed-rate mortgage loans held for sale through the use of securities sold but not yet purchased and securities purchased under agreements to resell. Securities purchased under agreements to resell increased $113.1 million or 17.1% from $659.5 million at December 31, 1996 to $772.6 million at December 31, 1997 and securities sold but not yet purchased increased $114.3 million or 17.3% from $661.1 million at December 31, 1996 to $775.3 million at December 31, 1997 due primarily to the increase in fixed-rate mortgage loans held for sale at December 31, 1997 as compared to December 31, 1996.

         Mortgage loans held for sale at December 31, 1997 were $1.7 billion, representing an increase of $758.6 million or 82.9% over mortgage loans held for sale of $914.6 million at December 31, 1996. This increase was a result of the Company's strategy to increase its financial flexibility by increasing its balance of mortgage loans held for sale. The increase in the volume of loan originations, allowing the Company to increase its financial flexibility, was a result of increased loans purchases and originations as the Company expanded into new states, loan originations from the Acquisitions since their effective dates and increased purchasing and origination efforts in states in which the Company had an existing market presence.

         Accounts receivable increased $18.6 million or 669.1% from $2.8 million at December 31, 1996 to $21.3 million at December 31, 1997 primarily due to an increase in servicing advances of $8.0 million, receivables from securitization transactions of $4.2 million, and $2.6 million related to the Acquisitions. Receivables from securitization transactions reflect short-term timing differences in receiving amounts due from the securitization trusts. The increase in servicing advances was due to an increase in advances by the Company on loans it services due to an overall dollar increase in delinquencies from 1996 to 1997 as the Company's servicing portfolio increases and matures. As the servicer for the securitization trusts, the Company is required to advance certain principal, interest and escrow amounts to the securitization trusts for delinquent mortgagors. The Company then collects the past due amounts from the mortgagors or from the proceeds from liquidation of foreclosed properties. The Company expects the overall dollar amount of delinquencies to increase in future periods as the servicing portfolio increases and securitization pools continue to mature.

         Interest-only and residual certificates at December 31, 1997 were $223.3 million, representing an increase of $137.1 million or 158.9% over interest-only and residual certificates of $86.2 million at December 31, 1996. This increase was a result of the Company completing eight securitizations during the twelve months ended December 31, 1997 for an aggregate of $4.9 billion. The increase was offset by the sale on a non-recourse basis of certain interest-only and residual certificates that had a net book value of $267 million. The sale was effected through a securitization (the "Excess Cashflow Securitization") by which the Company received approximately $228 million of net cash proceeds, or approximately 85% of the estimated net book value, and retained a subordinated residual certificate for the remaining balance. The Company used the net proceeds to retire or reduce certain term debt.

         Capitalized mortgage servicing rights increased $28.3 million or 427.9% from $6.6 million at December 31, 1996 to $35.0 million at December 31, 1997 due to the increase in the Company's securitization volume for the year ended December 31, 1997 compared to December 31, 1996. The increase consists of the capitalization of $34.3 million of servicing rights offset by amortization of $5.9 million.

         Warehouse financings due from correspondents increased $20.9 million or 413.6% from $5.0 million at December 31, 1996 to $25.9 million at December 31, 1997 due to a $27.5 million increase in committed warehouse financing provided to correspondents as a result the addition of new correspondents and an increase in the utilization of such lines by the correspondents.

         Property, furniture, fixtures and equipment increased $13.2 million or 787.5% from $1.7 million at December 31, 1996 to $14.9 million at December 31, 1997 primarily due to $5.1 million related to the purchase and renovation of the Company's corporate headquarters building and $5.4 million related to the Acquisitions.

         Goodwill increased $90.1 million from $1.8 million at December 31, 1996 to $92.0 million at December 31, 1997 due to the recording of $87.0 million of costs in excess of fair value of net assets acquired in acquisition transactions and $5.8 related to contingent payment accruals related to acquisitions. The increase was offset by amortization of $2.7 million. Goodwill is being amortized on a straight-line basis over periods from five to thirty years.

         Borrowings under warehouse financing facilities at December 31, 1997 were $1.7 billion, representing an increase of $837.5 million or 93.6% over warehouse financing facilities of $895.1 million at December 31, 1996. This increase was a result of increased mortgage loans held for sale and higher utilization of warehouse financing facilities which fund a portion of the premiums paid on loans purchased.

         Term debt at December 31, 1997 was $112.3 million, representing an increase of $64.9 million or 136.8% over term debt of $47.4 million at December 31, 1996. This increase was primarily a result of financing the increase in interest-only and residual certificates.

         Notes payable increased $18.2 million from $0 at December 31, 1996 to $18.2 million at December 31, 1997 due to $13.2 million in notes payable issued related to an acquisition and a $5.0 million mortgage note payable obtained subsequent to the purchase and renovation of the Company's corporate headquarters building.

         Accounts payable and accrued liabilities increased $23.9 million or 307.7% from $7.8 million at December 31, 1996 to $31.7 million at December 31, 1997 primarily due to accrual of contingent stock payments related to acquisitions of $5.8 million, accruals for securitization obligations of $5.9 million, a $2.4 million increase in incentive compensation accruals and $6.1 million related to the Acquisitions. Accruals for securitization obligations represent timing differences on amounts due to the securitization trusts.

         The Company's net deferred tax liability increased $13.7 million from a net deferred tax asset of $2.7 million at December 31, 1996 to a net deferred tax liability of $10.9 million at December 31, 1997 primarily due to the structuring of certain securitization transactions to allow debt treatment for tax purposes.

         Stockholders' equity as of December 31, 1997 was $254.1 million, representing an increase of $164.7 million over stockholders' equity of $89.3 million at December 31, 1996. This increase was primarily a result of proceeds of approximately $58.0 million from the sale of 5,040,000 shares of common stock (net of underwriting discount and expenses associated with the offering), common stock issued in acquisition transactions and net income for the year ended December 31, 1997.

DECEMBER 31, 1996 COMPARED TO DECEMBER 31, 1995

         Mortgage loans held for sale at December 31, 1996 were $914.6 million, representing an increase of $721.6 million or 373.9% over mortgage loans held for sale of $193.0 million at December 31, 1995. This increase was a result of increased loan purchases and originations as the Company expanded into new states and increased purchasing and origination efforts in states in which the Company had an existing market presence. This increase was also a result of the Company's strategy to increase its financial flexibility by increasing its balance of mortgage loans held for sale.

         I/O and residual certificates at December 31, 1996 were $86.2 million, representing an increase of $72.1 million or 512.9% over I/O and residual certificates of $14.1 million at December 31, 1995. This increase was a result of the Company completing four securitizations, one in each of the four quarters of 1996, for an aggregate of $935.0 million.

         Borrowings under warehouse financing facilities at December 31, 1996 were $895.1 million, representing an increase of $705.3 million or 371.6% over borrowings under warehouse financing facilities of $189.8 million at December 31, 1995. This increase was a result of increased mortgage loans held for sale.

         Term debt at December 31, 1996 was $47.4 million, representing an increase of $36.3 million or 326.5% over term debt of $11.1 million at December 31, 1995. This increase was primarily a result of financing the increase in I/O and residual certificates.

         Stockholders' equity as of December 31, 1996 was $89.3 million, representing an increase of $83.7 million over stockholders' equity of $5.6 million at December 31, 1995. This increase was primarily a result of the Company's initial public offering of 7.1 million shares of common stock for $9.00 per share, the net proceeds of which amounted to $58.2 million, the conversion of the Conti VSA into the Conti Option of $8.5 million, and net income for the year ended December 31, 1996, offset by $9.8 million of distributions to former partners of the Partnership for taxes payable by these former partners with respect to the income of the Partnership.

LIQUIDITY AND CAPITAL RESOURCES

         The Company uses its cash flow from the sale of loans through securitizations, whole loans sales, loan origination fees, processing fees, net interest income, servicing fees and borrowings under its warehouse facilities and term debt to meet its working capital needs. The Company's cash requirements include the funding of loan purchases and originations, payment of interest costs, funding of over-collateralization requirements for securitizations, operating expenses, income taxes, acquisitions when acquired for cash and capital expenditures.

         The Company has an ongoing need for substantial amounts of capital. Adequate credit facilities and other sources of funding, including the ability of the Company to sell loans through whole loan sales, are essential to the continuation of the Company's ability to purchase and originate loans. As a result of increased loan purchases and originations and its growing securitization program, the Company has operated, and expects to continue to operate, on a negative cash flow basis. During the year ended December 31, 1997, the Company used cash flow for operating activities of $878.4 million, an increase of $101.6 million, or 13.1%, over cash flows used for operating activities of $776.7 million during the year ended December 31, 1996. During the year ended December 31, 1997, the Company received cash flows from financing activities of $916.4 million, an increase of $127.7 million or 16.2% over cash flows received from financing activities of $788.7 million during the year ended December 31, 1996. The cash flows used for operating activities related primarily to the funding of mortgage loan purchases or originations and cash flows received from financing activities related primarily to the funding of the mortgage loan purchases or originations.

         The Company's sale of loans through securitizations has resulted in an increase in the amount of gain on sale recognized by the Company. Significant cash outflows are incurred upon the closing of a securitization transaction; however, the Company does not receive a significant portion of the cash representing the gain until later periods when the related loans are repaid or otherwise collected. The Company borrows funds on a short-term basis to support the accumulation of loans prior to sale. These short-term borrowings are made under warehouse lines of credit with various lenders.

         At December 31, 1997, the Company had a $1.25 billion uncommitted warehouse facility with Paine Webber Real Estate Securities, Inc. This facility bears interest at rates ranging from LIBOR plus 0.65% to LIBOR plus .90%. Approximately $920.9 million was outstanding under this facility as of December 31, 1997.

         At December 31, 1997, the Company had a $1.0 billion uncommitted warehouse facility with Bear Stearns Home Equity Trust 1996-1. This facility bears interest at LIBOR plus 0.875%. Approximately $592.1 million was outstanding under this facility at December 31, 1997.

         Additionally, at December 31, 1997, the Company had approximately $865 million available under other warehouse lines of credit. As of December 31, 1997, approximately $219.6 million was outstanding under these lines of credit. Interest rates ranged from 6.6% to 7.6% as of December 31, 1997, and all borrowings mature within one year.

         Outstanding borrowings on the Company's warehouse financing facilities are collateralized by mortgage loans held for sale, warehouse financing due from correspondents and servicing rights on approximately $250 million of mortgage loans. Upon the sale of these loans and the repayment of warehouse financing due from correspondents, the borrowings under these lines will be repaid.

         At December 31, 1997, the Company had borrowed $70.8 million under its credit facility with Paine Webber Real Estate Securities, Inc. Outstanding borrowings bear interest at LIBOR plus 2.0% and are collateralized by the Company's interest in certain interest-only and residual certificates.

         Bear, Stearns & Co. Inc. and its affiliates, Bear Stearns Mortgage Capital Corporation and Bear, Stearns International Limited, provide the Company with an $85 million credit facility which is collateralized by certain interest-only and residual certificates owned by the Company. At December 31, 1997, $30 million was outstanding under this credit facility, which bears interest at 1.75% per annum in excess of LIBOR.

         At December 31, 1997, the Company had borrowed $4.7 million under an agreement which matures August 1998, bears interest at 2.0% per annum in excess of LIBOR and is collateralized by certain interest-only and residual certificates.

         The Company also has available a $7 million credit facility which matures July 31, 1999 and bears interest at 10% per annum from an affiliate of a stockholder. At December 31, 1997, $6.8 million was outstanding under this credit facility.

         The Bank of Boston provides the Company a revolving credit facility which matures October 1998, bears interest at LIBOR plus 2.75% and provides for borrowings up to $50 million subject to the following terms: (i) to finance interest-only and residual certificates, to be repaid according to a repayment schedule calculated by Bank of Boston with a maximum amortization period after October 1998 of three years; or (ii) for acquisitions or bridge financing. No amounts were outstanding under this credit facility as of December 31, 1997.

         The Bank of Boston, with participation from another financial institution, provides the Company with a $45 million working capital facility, which bears interest at LIBOR plus 2.75% and matures October, 1998. No amounts were outstanding under this facility at December 31, 1997.

         Subsequent to December 31, 1997, the Company received from German American Capital Corporation a $1.0 billion committed warehouse credit facility to be collateralized by mortgage loans held for sale which includes $100 million credit facility to be collateralized by interest-only and residual certificates.

         The Company's warehouse lines and term debt contain various affirmative and negative covenants customary for credit arrangements of their type and which the Company believes will not have a material effect on its operations, growth and financial flexibility. The credit facility with Bank of Boston also contains certain financial covenants requiring the maintenance of certain debt-to-equity or debt-to-net worth ratios and establishes limits on the ability of the Company to incur unsecured indebtedness. The Company does not believe that the existing financial covenants will restrict its operations within the next twelve months. Management believes the Company is in compliance with all such covenants under these agreements.

         The Company's current warehouse lines generally are subject to one-year terms. Certain warehouse lines have automatic renewal features subject to the absence of defaults and permit the lender to terminate the facility on notice to the Company. There can be no assurance either that the

Company's current creditors will renew their facilities as they expire or that the Company will be able to obtain additional credit lines.

         On April 23, 1997, the Company completed an offering of 6,300,000 shares of common stock, of which 5,040,000 shares were offered by the Company and 1,260,000 shares were offered by certain stockholders of the Company. The Company received approximately $58.0 million from the sale of these shares, net of underwriting discount and associated expenses.

         On November 4, 1997, the Company sold, on a non-recourse basis, interest-only and residual certificates that had an estimated net book value of $267 million. The sale was effected through an excess cashflow securitization by which the Company received approximately $228 million of net cash proceeds, or approximately 85% of the estimated net book value of the interest-only and residual certificates and retained a subordinated residual certificate for the remaining balance. The Company used the net proceeds to retire or reduce certain term debt.

         The Company's business requires continual access to short- and long-term sources of debt and equity capital. The Company believes that its current warehouse and other facilities and internally generated funds will be sufficient (assuming renewal or replacement of existing warehouse and term debt facilities as they mature) to fund its liquidity requirements, including the implementation of its business strategy through 1998. However, the Company has substantial capital requirements and it anticipates that it may need to arrange for additional external cash resources through additional excess cashflow securitizations, financings, or the sale or placement of other debt or equity securities. There can be no assurance that existing warehouse and term debt facilities can be extended or refinanced, that the Company will be able to arrange excess cashflow securitizations in the future on terms the Company would consider favorable, that other debt or equity sources will be available to the Company at any given time or as to the favorability of the terms on which such sources may be available, or that funds generated from operations will be sufficient to repay its existing debt obligations or meet its operating and capital requirements. To the extent that the Company is not successful in maintaining or replacing existing financing, it would not be able to hold a large volume of loans pending securitization and therefore would have to curtail its loan production activities or attempt to sell loans through whole loan sales. There can be no assurance the Company would be successful in selling the volume of whole loan sales required to sustain operations if the existing warehouse and term debt facilities can not be renewed, extended, replaced or refinanced.

RISK MANAGEMENT

         The Company purchases and originates mortgage loans and then sells them primarily through securitizations. At the time of securitization and the delivery of the loans, the Company recognizes gain on sale based on a number of factors including the difference, or "spread", between the interest rate on the loans and the interest rate paid to investors (which typically is priced based on the Treasury security with a maturity corresponding to the anticipated life of the loans). If interest rates rise between the time the Company originates or purchases the loans and the time the loans are priced at securitization, the spread narrows, resulting in a loss in value of the loans. To protect against such losses, the Company hedges the value of the loans through the short sale of Treasury securities. Prior to hedging, the Company performs an analysis of its loans taking into account, among other things, interest rates and maturities to determine the amount, type, duration and proportion of each Treasury security to sell short so that the risk to the value of the loans is effectively hedged. The Company executes the sale of the Treasury securities with large, reputable securities firms and uses the proceeds received to acquire Treasury securities under repurchase agreements with large, reputable securities firms. These securities are designated as hedges in the Company's records and are closed out when the loans are sold.

         If the value of the hedges decreases, offsetting an increase in the value of the loans, the Company will pay the hedge loss in cash and realize the corresponding increase in the value of the loans as part of its interest-only and residual certificates. Conversely, if the value of the hedges increase, offsetting a decrease in the value of the loans, the Company will receive the hedge gain in cash and realize the corresponding decrease in the value of the loans through a reduction in the value of the corresponding interest-only and residual certificates.

         The Company believes that its hedging activities using Treasury securities are substantially similar in purpose, scope and execution to customary hedging activities using Treasury securities engaged in by many of its competitors.

INFLATION

         Inflation historically has had no material effect on the Company's results of operations. Inflation affects the Company most in the area of loan originations and can have an effect on interest rates. Interest rates normally increase during periods of high inflation and decrease during periods of low inflation.

         Profitability may be directly affected by the level and fluctuation in interest rates which affect the Company's ability to earn a spread between interest received on its loans and the costs of its borrowings. The profitability of the Company is likely to be adversely affected during any period of unexpected or rapid changes in interest rates. A substantial and sustained increase in interest rates could adversely affect the ability of the Company to purchase and originate loans and affect the mix of first and second mortgage loan products. Generally, first mortgage production increases relative to second mortgage production in response to low interest rates and second mortgage production increases relative to first mortgage production during periods of high interest rates. A significant decline in interest rates could decrease the size of the Company's loan servicing portfolio by increasing the level of loan prepayments. Additionally, to the extent servicing rights and interest-only and residual certificates have been capitalized on the books of the Company, higher than anticipated rates of loan prepayments or losses could require the Company to write down the value of such servicing rights and interest-only and residual certificates which would have a material adverse effect on the Company's results of operations and financial condition. Conversely, lower than anticipated rates of loan prepayments or gains would allow the Company to increase the value of interest-only and residual certificates which could have a favorable effect on the Company's results of operations and financial condition. Fluctuating interest rates also may affect the net interest income earned by the Company from the difference between the yield to the Company on loans held pending sales and the interest paid by the Company for funds borrowed under the Company's warehouse facilities. In addition, inverse or flattened interest yield curves could have an adverse impact on the profitability of the Company because the loans pooled and sold by the Company have long-term rates, while the senior interests in the related securitization trusts are priced on the basis of intermediate term rates.

RECENT ACCOUNTING PRONOUNCEMENTS

         In March 1997, the FASB issued SFAS No. 129 "Disclosure of Information about Capital Structure" ("SFAS 129"), which consolidates existing disclosure requirements. SFAS 129 contains no change in existing disclosure requirements and is effective for fiscal years ending after December 15, 1997.

         In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information". These statements, which are effective for fiscal years beginning after December 15, 1997, establish standards for reporting and display of comprehensive income and disclosure requirements related to segments. The application of the new rules are not anticipated to have an impact on the Company's financial position or results of operations.

YEAR 2000

         The Company utilizes a number of software systems to originate, securitize and service its various loan products. The Company has and will continue to make certain investments in its software systems and applications to ensure the Company is Year 2000 compliant. The financial impact of becoming year 2000 compliant has not been and is not expected to be material to the Company, to its financial position or results of operations in a given year.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



Report of Independent Accountants ..............................................      62
Financial Statements:
    Consolidated Balance Sheets as of December 31, 1996 and 1997 ...............      63
    Consolidated Statements of Operations for the years ended December 31,
         1995, 1996 and 1997 ...................................................      64
    Consolidated Statements of Stockholders' Equity for the years ended
         December 31, 1995, 1996 and 1997 ......................................      65
    Consolidated Statements of Cash Flows for the years ended December 31,
         1995, 1996 and 1997 ...................................................      66
    Notes to Consolidated Financial Statements .................................      67

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Stockholders of
IMC MORTGAGE COMPANY AND SUBSIDIARIES

         We have audited the accompanying consolidated balance sheets of IMC Mortgage Company and Subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of IMC Mortgage Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IMC Mortgage Company and Subsidiaries as of December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

         As discussed in Note 2, effective January 1, 1996 the Company changed its method of accounting for mortgage servicing rights.


                                                    /S/ COOPERS & LYBRAND L.L.P.

Tampa, Florida
February 20, 1998, except for the fourth paragraph of
Note 4 as to which the date is March 19, 1998.

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


                                                                     December 31,
                                                               --------------------------
                             ASSETS                               1996           1997
                                                               ----------      ----------
Cash and cash equivalents ..................................   $   13,289      $   26,750
Securities purchased under agreements to resell ............      659,490         772,586
Accrued interest receivable ................................        8,636          29,272
Accounts receivable ........................................        2,776          21,349
Mortgage loans held for sale, net ..........................      914,587       1,673,144
Interest-only and residual certificates ....................       86,247         223,306
Warehouse financing due from correspondents ................        5,045          25,913
Property, furniture, fixtures and equipment, net ...........        1,677          14,884
Capitalized mortgage servicing rights ......................        6,621          34,954
Income tax receivable ......................................           --          18,841
Goodwill ...................................................        1,843          91,963
Other assets ...............................................        7,137          12,970
                                                               ----------      ----------
        Total ..............................................   $1,707,348      $2,945,932
                                                               ==========      ==========

               LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Warehouse finance facilities ...........................   $  895,132      $1,732,609
    Term debt ..............................................       47,430         112,291
    Notes payable ..........................................           --          18,189
    Securities sold but not yet purchased ..................      661,061         775,324
    Accounts payable and accrued liabilities ...............        7,767          31,665
    Accrued interest payable ...............................        4,078          10,857
    Deferred tax liability .................................           --          10,933
    Income tax payable .....................................        2,543              --
                                                               ----------      ----------
               Total liabilities ...........................    1,618,011       2,691,868
                                                               ----------      ----------

Commitments and Contingencies (Note 13)
Stockholders' equity:
    Preferred stock, par value $.01 per share; 10,000,000
       shares authorized; none issued and outstanding ......           --              --
    Common stock, par value $.01 per share; 50,000,000
       authorized; 19,669,666, and 30,710,790
       shares issued and outstanding .......................          197             307
    Additional paid-in capital .............................       76,490         193,178
    Retained earnings ......................................       12,650          60,579
                                                               ----------      ----------
       Total stockholders' equity ..........................       89,337         254,064
                                                               ----------      ----------
               Total .......................................   $1,707,348      $2,945,932
                                                               ==========      ==========


The accompanying notes are an integral part of these consolidated financial statements.

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                            For the Year Ended December 31,
                                                                                 --------------------------------------------------
                                                                                     1995               1996               1997
                                                                                 ------------       ------------       ------------
Revenues:
      Gain on sales of loans ................................................    $     20,681       $     46,230       $    180,963
      Additional securitization transaction
         expense (Note 5) ...................................................          (5,547)            (4,158)                --
                                                                                 ------------       ------------       ------------
             Net gain on sale of loans ......................................          15,134             42,072            180,963
                                                                                 ------------       ------------       ------------
      Warehouse interest income .............................................           7,885             37,463            123,432
      Warehouse interest expense ............................................          (6,007)           (24,535)           (98,720)
                                                                                 ------------       ------------       ------------
            Net warehouse interest income ...................................           1,878             12,928             24,712
                                                                                 ------------       ------------       ------------
      Servicing fees ........................................................           1,543              6,750             20,593
      Other revenues ........................................................           1,118              3,904             12,491
                                                                                 ------------       ------------       ------------
            Total servicing fees and other ..................................           2,661             10,654             33,084
                                                                                 ------------       ------------       ------------
            Total revenues ..................................................          19,673             65,654            238,759
                                                                                 ------------       ------------       ------------

Expenses:
      Compensation and benefits .............................................           5,139             16,007             82,051
      Selling, general and administrative
         expenses ...........................................................           3,478             15,652             64,999
      Sharing of proportionate value of
         equity (Note 5) ....................................................           4,204              2,555                 --
      Other interest expense ................................................             298              2,321             14,280
                                                                                 ------------       ------------       ------------
            Total expenses ..................................................          13,119             36,535            161,330
                                                                                 ------------       ------------       ------------
      Income before income taxes ............................................           6,554             29,119             77,429
      Provision for income taxes ............................................              --              4,206             29,500
                                                                                 ------------       ------------       ------------
Net income ..................................................................          $6,554            $24,913       $     47,929
                                                                                 ============       ============       ============

Unaudited Pro Forma Data (actual data for the year ended December 31, 1997)
   giving effect to provision for income taxes:
      Income before provision for income
         taxes ..............................................................    $      6,554       $     29,119       $     77,429
      Pro forma provision for income taxes
         (Note 2) ...........................................................           2,522             11,190             29,500
                                                                                 ------------       ------------       ------------
      Pro forma net income ..................................................    $      4,032       $     17,929       $     47,929
                                                                                 ============       ============       ============
      Pro forma net income per
         common share:
             Basic ..........................................................    $       0.34       $       1.12       $       1.76
             Diluted ........................................................    $       0.34       $       0.92       $       1.54
      Pro forma weighted average shares outstanding:
             Basic ..........................................................      12,000,000         15,981,521         27,299,827
             Diluted.........................................................      12,000,000         19,539,963         31,147,944

  The accompanying notes are an integral part of these consolidated financial statements.

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


                                           Common Stock        Additional
                                       --------------------     Paid-In       Retained
                                         Shares      Amount     Capital       Earnings        Total
                                       ----------    ------    ----------    ---------      ---------
Stockholders' equity at
  January 1, 1995 ....................  6,000,000     $ 60     $   3,825      $  1,971      $   5,856
Cash contributions ...................         --       --            20            --             20
Net income ...........................         --       --            --         6,554          6,554
Distributions for taxes (Note 2) .....         --       --            --        (6,821)        (6,821)
                                       ----------     ----     ---------      --------      ---------
Stockholders' equity at
December 31, 1995 ....................  6,000,000       60         3,845         1,704          5,609
Issuance of options to
  ContiFinancial (Note 5) ............         --       --         8,448            --          8,448
Common stock issued in public
  offering ...........................  3,565,000       36        58,168            --         58,204
Reclassification of partnership
  earnings ...........................         --       --         4,124        (4,124)            --
Conversion of convertible
  preferred stock ....................    119,833        1         2,005            --          2,006
Stock options exercised ..............    150,000        2            (2)           --             --
Net income ...........................         --       --            --        24,913         24,913
Distributions for taxes (Note 2) .....         --       --            --        (9,843)        (9,843)
Two-for-one stock split (Note 1)  ....  9,834,833       98           (98)           --             --
                                       ----------     ----     ---------      --------      ---------
Stockholders' equity at
  December 31, 1996 .................. 19,669,666      197        76,490        12,650         89,337
Common stock issued in public
  offering ...........................  5,040,000       50        57,977            --         58,027
Common stock issued in
  acquisition transactions ...........  5,043,763       50        51,962            --         52,012
Common stock issued under stock
   option and incentive plans and
   related tax benefits ..............    957,361       10         6,749            --          6,759
Net income ...........................         --       --            --        47,929         47,929
                                       ----------     ----     ---------      --------      ---------
Stockholders' equity at
December 31, 1997 .................... 30,710,790     $307     $ 193,178      $ 60,579      $ 254,064
                                       ==========     ====     =========      ========      =========



  The accompanying notes are an integral part of these consolidated financial statements.

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)


                                                                                        For the Year Ended December 31,
                                                                                   -----------------------------------------
Operating activities:                                                                 1995            1996           1997
                                                                                   ---------       ---------       ---------
Net income ....................................................................    $   6,554       $  24,913       $  47,929
Adjustments to reconcile net income to net cash used in operating activities:
      Sharing of proportionate value of equity ................................        4,204           2,555              --
      Depreciation and amortization ...........................................          164           1,650          10,144
      Capitalized mortgage servicing rights ...................................           --          (7,862)        (34,252)
      Net loss in joint venture ...............................................           --             852           1,813
      Non-recurring benefit associated with the
        conversion of Partnership to C Corporation ............................           --          (3,600)             --
      Change in deferred taxes ................................................           --             879          13,654
Net change in operating assets and liabilities, net of effects from acquisitions:
      Increase in mortgage loans held for sale ................................     (164,007)       (721,347)       (702,927)
      Decrease in securities purchased under
         agreement to resell and securities sold but
         not yet purchased ....................................................        1,142             429           1,167
      Increase in accrued interest receivable .................................       (1,653)         (6,763)        (20,615)
      Decrease (increase) in warehouse financing
         due from correspondents ..............................................            4          (4,992)        (25,674)
      Increase in interest-only and residual
         certificates .........................................................      (10,669)        (72,174)       (137,060)
      Increase in other assets  ...............................................         (371)         (2,200)         (7,495)
      Increase in accounts receivable .........................................         (885)         (1,596)        (16,450)
      Increase in income tax receivable .......................................           --              --         (15,241)
      Increase in accrued interest payable ....................................          547           3,022           6,779
      Decrease in deferred income .............................................         (451)             --              --
      Increase (decrease) in income tax payable ...............................           --           2,543          (2,543)
      Increase in accrued and other liabilities ...............................          142           6,978           2,421
                                                                                   ---------       ---------       ---------
      Net cash used in operating activities ...................................     (165,279)       (776,713)       (878,350)
                                                                                   ---------       ---------       ---------
Investing activities:
      Investment in joint venture .............................................           --          (2,591)         (1,781)
      Purchase of property, furniture, fixtures and
          equipment ...........................................................         (391)         (1,218)        (12,772)
      Acquisition of businesses, net of cash acquired
          and including other cash payments
          associated with the acquisitions ....................................           --              --         (10,008)
                                                                                   ---------       ---------       ---------
      Net cash used in investing activities ...................................         (391)         (3,809)        (24,561)
                                                                                   ---------       ---------       ---------
Financing activities:
      Issuance of common stock ................................................           --          58,203          59,923
      Contributions from partners .............................................           20              --              --
      Distributions to partners for taxes .....................................       (5,515)        (11,149)             --
      Net borrowings on warehouse facilities ..................................      162,087         705,313         787,911
      Borrowings - term debt ..................................................       11,121          51,066         401,240
      Borrowings - notes payable ..............................................           --              --           5,000
      Repayments of borrowings - term debt ....................................           --         (14,756)       (337,702)
                                                                                   ---------       ---------       ---------
      Net cash provided by financing activities ...............................      167,713         788,677         916,372
                                                                                   ---------       ---------       ---------
      Net increase in cash and cash equivalents ...............................        2,043           8,155          13,461
      Cash and cash equivalents, beginning of period ..........................        3,091           5,134          13,289
                                                                                   ---------       ---------       ---------
      Cash and cash equivalents, end of period ................................    $   5,134       $  13,289       $  26,750
                                                                                   =========       =========       =========

  The accompanying notes are an integral part of these consolidated financial statements.

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                   (dollars in thousands, except share data)


1.  ORGANIZATION AND BASIS OF PRESENTATION

         IMC Mortgage Company and its wholly-owned subsidiaries (the "Company") purchase and originate mortgage loans made to borrowers who may not otherwise qualify for conventional loans for the purpose of securitization and sale. The Company typically securitizes these mortgages into the form of a Real Estate Mortgage Investment Conduit ("REMIC") or owner trust. A significant portion of the mortgages are sold on a servicing retained basis.

         The Company was formed in 1993 by a team of executives experienced in the non-conforming home equity loan industry. The Company was originally structured as a partnership, Industry Mortgage Company, L.P. (the "Partnership"), which became a wholly owned subsidiary of IMC Mortgage Company (the "Parent") in June 1996 when the limited partners (the "Partners") and the general partner exchanged their partnership interests for voting common shares (the "exchange" or "recapitilization") of the Parent. The exchange was consummated on an historical cost basis as all entities were under common control. Accordingly, since June 1996, the Parent has owned 100% of the limited partnership interests in the Partnership and 100% of the general partnership interest in the Partnership. At the time of the exchange, the retained earnings previously reflected by the Partnership were transferred to additional paid-in capital. On December 31, 1997, the Partnership and the general partner were merged into the Parent. The accompanying consolidated financial statements include the accounts of the Parent, the Partnership and their wholly owned subsidiaries, after giving effect to the exchange as if it had occurred at inception.

         On January 27, 1997, the Board of Directors declared a two-for-one split of common stock payable on February 13, 1997 to stockholders of record as of February 6, 1997. A total of $98 was transferred from additional paid-in-capital to the stated value of common stock in connection with the stock split. This transaction has been recorded herein in the year ended December 31, 1996. The par value of the common stock remains unchanged. All share and per share amounts have been restated retroactively herein to reflect the stock split except with respect to periods presented in the consolidated statements of stockholders' equity prior to December 31, 1996.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Parent and its wholly-owned subsidiaries after elimination of inter-company accounts and transactions.

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                   (dollars in thousands, except share data)


CASH AND CASH EQUIVALENTS

         Cash and cash equivalents consist of cash on hand and on deposit at financial institutions and short term investments with original maturities of 90 days or less when purchased.

INTEREST-ONLY AND RESIDUAL CERTIFICATES

         The Company originates and purchases mortgages for the purpose of securitization and whole loan sale. The Company securitizes these mortgages primarily into the form of a REMIC. A REMIC is a multi-class security with certain tax advantages which derives its monthly principal paydowns from a pool of underlying mortgages. The senior class certificates issued by the trust are sold, with the subordinated classes (or a portion thereof) retained by the Company. The subordinated classes are in the form of interest-only and residual certificates. The documents governing the Company's securitizations require the Company to build over-collateralization levels through payment of distributions to holders of senior certificates, for a period of time, otherwise payable to the Company as the residual interest holder. This overcollateralization causes the aggregate principal amount of the loans in the related pool to exceed the aggregate principal balance of the outstanding investor certificates. Such excess amounts serve as credit enhancement for the related trust. To the extent that borrowers default on the payment of principal or interest on the loans, losses will reduce the overcollateralization and cash flows otherwise payable to the residual interest security holder to the extent that funds are available. If payment defaults exceed the amount of overcollateralization, as applicable, the insurance policy maintained on certain REMIC trusts will pay any further losses experienced by holders of the senior interests in those related REMIC trusts or a subordinated class will bear the loss. The Company does not have any recourse obligations for credit losses in the trust. During 1995, the Company securitized $380 million of loans through three trusts; during 1996, the Company securitized $935 million of loans through four trusts; and during the year ended December 31, 1997, the Company securitized $4.9 billion of loans through eight trusts. See Note 11.

         On January 1, 1997, the Company adopted the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ("SFAS 125"), which was effective for transfers of the Company's financial assets made after December 31, 1996. SFAS 125 addresses the accounting for all types of securitization transactions, securities lending and repurchase agreements, collateralized borrowing arrangements and other transactions involving the transfer of financial assets. SFAS 125 distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. SFAS 125 requires the Company to allocate the total cost of mortgage loans sold among the mortgage loans sold (without servicing rights),

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                   (dollars in thousands, except share data)

interest-only and residual certificates and servicing rights based on their relative fair values. The adoption of SFAS 125 did not have a material effect on the Company's financial position or results of operations.

         The Company initially records interest-only and residual certificates at their allocated cost based upon the present value of the interest in the cash flows retained by the Company after considering various economic factors, including interest rates, collateral value and estimates of the value of future cash flows from the securitized mortgage pools under expected loss and prepayment assumptions discounted at a market yield. The weighted average rates used to discount the cash flows range from 11% to 14.5% based on the risks associated with each REMIC mortgage pool. The Company utilizes prepayment and loss curves which the Company believes will approximate the timing of prepayments and losses over the life of the securitized loans. Prepayments on fixed rate loans securitized by the Company are expected to gradually increase from a constant prepayment rate ("CPR") of 4% to 28% in the first year of the loan and remain at 28% thereafter. The Company expects prepayments on adjustable rate loans to gradually increase from a CPR of 4% to 35% in the first year of the loan and remain at 35% thereafter. The CPR measures the annualized percentage of mortgage loans which prepay during a given period. The CPR represents the annual prepayment rate such that, in the absence of regular amortization, the total prepayment over the year would equal that percent of the original principal balance of the mortgage loan. The Company expects losses from defaults to gradually increase from zero in the first six months of securitization to 100 basis points after 36 months. The loss curve utilized by the Company approximates an assumed loss rate of approximately 65 basis points per year at inception of the securitization.

         In accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), the Company classifies interest-only and residual certificates as "trading securities" and, as such, they are recorded at fair value with the resultant unrealized gain or loss recorded in the results of operations in the period of the change in value. The Company determines fair value at inception and on an ongoing basis based on a discounted cash flow analysis. The cash flows are estimated as the excess of the weighted average coupon on each pool of mortgage loans sold over the sum of the pass-through interest rate plus a normal servicing fee, a trustee fee, an insurance fee when applicable and an estimate of annual future credit losses related to the mortgage loans securitized over the life of the mortgage loans.

         These cash flows are projected over the life of the mortgage loans using prepayment, default, and interest rate assumptions that market participants would use for similar financial instruments subject to prepayment, credit and interest rate risk. The fair valuation includes

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                   (dollars in thousands, except share data)

consideration of the following characteristics: loan type, size, interest rate, date of origination, term and geographic location. The Company also used other available information such as externally prepared reports on prepayment rates, interest rates, collateral value, economic forecasts and historical default and prepayment rates of the portfolio under review.

CAPITALIZED MORTGAGE SERVICING RIGHTS

         Effective January 1, 1996, the Company adopted SFAS No. 122 "Accounting for Mortgage Servicing Rights" ("SFAS 122"), superseded in June 1996 by SFAS 125, which was adopted by the Company effective January 1, 1997. The SFAS's require that upon sale or securitization of mortgages, companies capitalize the cost associated with the right to service mortgage loans based on their relative fair values. The Company determines fair value based on the present value of estimated net future cash flows related to servicing income. The cost allocated to the servicing rights is amortized in proportion to and over the period of estimated net future servicing fee income. Under SFAS 122 and SFAS 125, the Company capitalized mortgage servicing rights of approximately $7,818 and $34,252 for the year ended December 31, 1996 and 1997, respectively, and amortized $1,197 and $5,920 for the same periods. The adoption of SFAS 122 resulted in additional operating income of approximately $6,621 for the year ended December 31, 1996. The effect on unaudited pro forma net income for the year ended December 31, 1996 was an increase of $4,050. The effect on pro forma basic net income per common share and pro forma diluted net income per common share was $0.25 and $0.21, respectively.

         Prior to the adoption of SFAS 122, servicing rights acquired through loan origination activities were recorded in the period the loans were serviced.

         The Company periodically reviews capitalized servicing rights receivable for impairment. This review is performed on a disaggregated basis for the predominant risk characteristics of the underlying loans which are loan type, term, credit quality and, to a lesser extent, interest rate. The Company generally makes loans to borrowers whose borrowing needs may not be met by traditional financial institutions due to credit exceptions. The Company has found that these borrowers tend to be more payment sensitive rather than interest rate sensitive. Impairment is recognized in a valuation allowance for each disaggregated stratum in the period of impairment. The carrying amount of capitalized mortgage servicing rights is deemed to be a reasonable estimate of their fair value.

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                   (dollars in thousands, except share data)


SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL/SECURITIES SOLD BUT NOT YET PURCHASED

         To hedge the interest rate risk on loan purchases, the Company sells short United States Treasury securities which match the duration of the fixed rate mortgage loans held for sale and borrows the securities under agreements to resell.

         Securities sold but not yet purchased are recorded on a trade date basis and are carried at market value. The unrealized gain or loss on these instruments is deferred and recognized upon securitization as an adjustment to the carrying value of the hedged mortgage loans. The cost to carry securities purchased under agreements to resell is recorded as incurred.

         Securities purchased under agreements to resell are recorded on a trade date basis and are carried at the amounts at which the securities will be resold.

MORTGAGE LOANS HELD FOR SALE, NET

         Mortgage loans held for sale are mortgages the Company plans to sell or securitize. Mortgage loans held for sale are stated at lower of aggregate cost or market. The cost is net of any deferred hedging gain or loss and deferred loan origination fees and certain direct costs. Market value is determined by outstanding commitments from investors, if any, or current investor yield requirements on the aggregate basis. Included in mortgages held for sale at December 31, 1996 and 1997 were $8,187 and $53,924, respectively, of mortgage loans which were not eligible for securitization due to delinquency and other factors (loans under review). The amount by which cost exceeds market value on loans under review is accounted for as a valuation allowance. Changes in the valuation allowance are included in the determination of net income in the period of change. The valuation allowance at December 31, 1996 and 1997 was $1,100 and $11,500, respectively.

REVENUE RECOGNITION

         Gains on the sale of mortgage loans representing the difference between the sales price and the net carrying amount (which includes any hedging gains and losses) are recognized when mortgage loans are sold and delivered to investors. For securitizations of mortgage loans, the gain on the sale of the loans represents the present value of the differential (spread) between (i) interest earned on the portion of loans sold and (ii) interest paid to investors with related costs over the expected life of the loans, including expected charge-offs, foreclosure expenses and a normal servicing fee. The spread is adjusted for estimated prepayments.

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                   (dollars in thousands, except share data)


         The increase or accretion of the value of the discounted interest-only and residual certificates over time is included in other revenues in the statement of operations and is recognized on the interest method as earned and deemed collectible. Other income consists primarily of accretion of interest-only and residual certificates and earnings on deposits. Warehouse interest income on mortgage loans held for sale is recognized on the accrual method.

         The Company generally retains servicing rights and recognizes servicing income from fees, prepayment penalties and late payment charges earned for servicing the loans owned by certificate holders and others. Servicing fees are generally earned at a rate of approximately 1/2 of 1%, on an annualized basis, of the unamortized loan balance being serviced. Servicing fee income is recognized as collected.

PROPERTY, FURNITURE, FIXTURES AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION

         Property, furniture, fixtures and equipment are carried at cost and depreciated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the useful life of the improvements.

ADVERTISING

         The Company expenses the production costs of advertising as incurred. Advertising expense was approximately $150, $499, and $9,023 for the years ended December 31, 1995, 1996 and 1997.

GOODWILL

         Goodwill represents the excess of cost over fair value of net assets acquired by acquisition. Such excess of cost over fair value of net assets acquired is being amortized on a straight-line basis over periods from five to thirty years. Amortization expense approximated $71 and $2,679 for the years ended December 31, 1996 and 1997, respectively. Accumulated amortization approximated $71 and $2,750 at December 31, 1996 and 1997.

         Management periodically reviews the potential impairment of goodwill on a non-discounted cash flow basis to assess recoverability. If the estimated future cash flows are projected to be less than the carrying amount, an impairment write-down (representing the carrying amount of the goodwill which exceeds the present value of estimated expected future cash flows) would be recorded as a period expense.

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                   (dollars in thousands, except share data)


TRANSLATION OF FOREIGN CURRENCY

         Assets and liabilities of the Company's Canadian subsidiary, which was incorporated during the year ended December 31, 1997, are translated at year-end rates of exchange, and the income statement is translated at weighted average rates of exchange for the year. For the year ended December 31, 1997, the financial position and results of operations of the Company's Canadian subsidiary was not material in relation to the financial position or results of operations of the Company.

INCOME TAXES

         Income tax expense is provided for using the asset and liability method, under which deferred tax assets and liabilities are determined based upon the temporary differences between the financial statement and income tax bases of assets and liabilities, using currently enacted tax rates.

STOCK-BASED COMPENSATION

         SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has elected to continue to account for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under the provisions of APB 25, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of grant over the amount an employee must pay to acquire the stock.

CONSOLIDATED STATEMENT OF CASH FLOWS - SUPPLEMENTAL DISCLOSURES

         The Company paid $5,460, $23,834 and $106,221 for interest during the years ended December 31, 1995, 1996, and 1997, respectively. Total income taxes paid were $796 and $33,482 for the years ended December 31, 1996 and 1997, respectively. During the year ended December 31, 1997, the Company recorded a receivable of $3,600 for the income tax benefit related to the issuance of common stock under stock option and incentive plans.

RECENT ACCOUNTING PRONOUNCEMENTS

         In March 1997, the FASB issued SFAS No. 129 "Disclosure of Information about Capital Structure" (SFAS 129"), which consolidates existing disclosure requirements. SFAS 129 contains

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                   (dollars in thousands, except share data)


no change in existing disclosure requirements and is effective for fiscal years beginning after December 15, 1997.

         In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". These statements, which are effective for fiscal years beginning after December 15, 1997, establish standards for reporting and display of comprehensive income and disclosure requirements related to segments. The application of the new rules is not anticipated to have an impact on the Company's financial position or results of operations.

USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

         Certain amounts in the 1995 and 1996 financial statements have been reclassified to conform with the 1997 classifications.

UNAUDITED PRO FORMA DATA

         The Partnership which is included in the consolidated financial statements became a wholly owned subsidiary of the Parent after the plan of exchange described in Note 1 was consummated. The Partnership made no provision for income taxes since the Partnership's income or losses were passed through to the partners individually. Under the terms of the partnership agreement, the Partnership was obligated to make quarterly cash distributions to the partners equal to 45% of profits (as defined in the partnership agreement) to enable the partners to pay taxes with respect to their partnership interests. Distributions to partners for income taxes were $6,821 and $9,843 for the years ended December 31, 1995 and 1996. At December 31, 1995, $1,307 was payable to partners for income taxes.

         The Partnership's income became subject to income taxes at the corporate level as of June 24, 1996, the effective date of the exchange. The unaudited pro forma data included in the

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                   (dollars in thousands, except share data)

consolidated statements of operations of the Company includes a pro forma provision for income taxes to indicate what these taxes would have been had the exchange occurred in prior periods.

         The following unaudited pro forma information reflects the income tax expense that the Company would have incurred if it had been subject to federal and state income taxes for the entire year ended December 31, 1995 and 1996.


                                                      December 31,
                                                -----------------------
                                                  1995          1996
                                                --------       -------
      Pro forma current:
             Federal ........................   $  3,904       $ 8,910
             State ..........................        649         1,894
                                                --------       -------
                                                   4,553        10,804
                                                --------       -------
      Pro forma deferred:
             Federal ........................     (1,843)          318
             State ..........................       (188)           68
                                                --------       -------
                                                  (2,031)          386
                                                --------       -------
      Pro forma provision for income taxes ..   $  2,522       $11,190
                                                ========       =======

         The following unaudited pro forma information reflects the reconciliation between the statutory provision for income taxes and the pro forma provision relating to the income tax expense the Company would have incurred had the Partnership been subject to federal and state income taxes.

                                                 For the Year Ended
                                                     December 31,
                                                --------------------
                                                 1995         1996
                                                ------      --------
      Income tax at federal statutory rate .    $2,272      $ 10,192
      State taxes, net of federal benefit ..       232         1,310
      Nondeductible expenses ...............        18            36
      Other, net ...........................        --          (348)
                                                ------      --------
      Pro forma provision for income taxes .    $2,522      $ 11,190
                                                ======      ========


PRO FORMA EARNINGS PER SHARE AND EARNINGS PER SHARE

         In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share" ("SFAS 128"), which became effective for the Company for reporting periods ending after December 15, 1997. Under the provisions of SFAS 128, basic earnings per share is determined using net income, adjusted for preferred stock dividends, and divided by

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                   (dollars in thousands, except share data)


weighted average shares outstanding. Diluted earnings per share, as defined by SFAS No. 128, is computed based on the amount of income that would be available for each common share, assuming all dilutive potential common shares were issued. All prior period earnings per share data has been restated in accordance with the provisions of SFAS 128.

         Due to the recapitalization described in Note 1, earnings per share for the years ended December 31, 1996 and 1995 have been computed on a pro forma basis, assuming the recapitalization occurred at the beginning of 1995. Amounts used in the determination of basic and diluted earnings per share are shown in the table below.

                                                           1995             1996             1997
                                                       -----------      -----------      -----------
Pro forma net income (actual net income for 1997) ...  $     4,032      $    17,929      $    47,929
Less preferred dividends ............................           --               79               --
                                                       -----------      -----------      -----------
Income available to common stockholders-basic .......        4,032           17,850           47,929
Add interest expense attributable to convertible
   debentures and accrued preferred dividends .......           --               97               --
                                                       -----------      -----------      -----------
Income available to common stockholders-diluted .....  $     4,032      $    17,947      $    47,929
                                                       ===========      ===========      ===========

Weighted average common shares outstanding ..........   12,000,000       15,981,521       27,299,827
Adjustments for dilutive securities:
      Stock warrants ................................           --        2,139,344        2,327,178
      Stock options .................................           --        1,240,553        1,281,995
      Contingent shares .............................           --            9,827          238,944
      Preferred stock ...............................           --          115,248               --
      Convertible debentures ........................           --           53,470               --
                                                       -----------      -----------      -----------
Diluted common shares ...............................   12,000,000       19,539,963       31,147,944
                                                       ===========      ===========      ===========

3. BUSINESS COMBINATIONS

FOR THE YEAR ENDED DECEMBER 31, 1996

         On January 1, 1996, the Company acquired certain assets of Mortgage Central Corp., a Rhode Island corporation ("MCC"), a mortgage banking company which did business under the name "Equitystars" primarily in Rhode Island, New York, Connecticut and Massachusetts. The initial purchase price ($2,006) for certain assets of MCC was paid by delivery to MCC of Series A voting, convertible preferred stock of the Company, with contingency payments over two years based on performance. The preferred stock had a liquidation preference of $100 per share plus preferred dividends accruing at 8% per annum from the date of issuance until redemption or

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                   (dollars in thousands, except share data)



liquidation. The preferred stock was converted into 239,666 shares of the Company's common stock upon closing of the Company's initial public offering in June 1996.

         The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price of $2,006 has been allocated to the assets purchased and the liabilities assumed based upon the fair values at the date of acquisition. The excess of the purchase price of $2,006 over the fair values of the assets acquired of approximately $333 and liabilities assumed of $57 was recorded as goodwill. Additional purchase price consideration of approximately $480 has been recorded as goodwill related to the contingent payment terms of the acquisition through December 31, 1997.

         The operating results of MCC have been included in the consolidated statement of income from the date of acquisition on January 1, 1996. On the basis of an unaudited pro forma consolidation of the results of operations as if the acquisition had taken place at the beginning of 1995, consolidated total revenues would have approximated $24,193 for the year ended December 31, 1995. Consolidated income would not have been materially different from the reported amount for the year ended December 31, 1995. Such amounts are not necessarily indicative of what the actual consolidated results of operations might have been if the acquisition had been effective at the beginning of 1995.

FOR THE YEAR ENDED DECEMBER 31, 1997

         Effective January 1, 1997, the Company acquired all of the assets of Mortgage America, Inc., a non-conforming mortgage lender based in Bay City, Michigan and Equity Mortgage Co., Inc., a non-conforming mortgage lender based in Baltimore, Maryland, and all of the outstanding common stock of CoreWest Banc, a non-conforming mortgage lender based in Los Angeles, California. Effective February 1, 1997, the Company acquired all of the assets of American Mortgage Reduction, Inc., a non-conforming mortgage lender based in Owings Mills, Maryland. Effective July 1, 1997, the Company acquired all of the outstanding common stock of National Lending Center, Inc., a non-conforming mortgage lender based in Deerfield Beach, Florida, and substantially all of the assets of Central Money Mortgage Co., Inc., a non-conforming mortgage lender based in Baltimore, Maryland. Effective October 1, 1997, the Company acquired substantially all of the assets of Residential Mortgage Corporation, a non-conforming mortgage lender based in Cranston, Rhode Island. Effective November 1, 1997, the Company acquired substantially all of the assets of Alternative Capital Group, Inc., a non-conforming mortgage lender based in Dallas, Texas.

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                   (dollars in thousands, except share data)



         All acquisitions were accounted for using the purchase method of accounting and the results of operations have been included with those of the Company from the dates of the acquisition. The fair value of the acquired companies' assets approximated the liabilities assumed, and accordingly, the majority of the initial purchase prices has been recorded as goodwill which will be amortized on a straight-line basis for periods up to 30 years. The aggregate purchase price for the eight acquisitions completed in 1997 included 5,043,763 shares of common stock, gross cash paid of approximately $20,994, $13,189 of notes payable to former shareholders and assumption of a stock option plan which resulted in the issuance of options to acquire 334,596 shares of the Company's common stock. The aggregate fair value of assets acquired was approximately $71,223 and liabilities assumed approximated $70,423. The Company recorded goodwill of approximately $86,993 related to these acquisitions. Most of the acquisitions include earn-out arrangements that provide for additional consideration if the acquired company achieves certain performance targets after the acquisition. Additional purchase price of approximately $5,569 was recorded as goodwill during the year ended December 31, 1997 related to the contingent payment terms of the acquisitions. Any such contingent payments will result in an increase in the amount of recorded goodwill related to such acquisition.

         The pro forma results of operations listed below reflect purchase accounting adjustments assuming the acquisitions occurred on January 1, 1996.

                                             1996             1997
                                         -----------      -----------
                                          (unaudited)      (unaudited)
         Revenues ....................   $   137,920      $   273,659
         Net income ..................        23,765           56,370
         Basic earnings per share ....          1.13             1.96
         Diluted earnings per share ..          0.97             1.73

         The pro forma results of operations are not necessarily indicative of what the actual consolidated results of operations would have been if the acquisitions had been effective at the beginning of 1996.

4. COLLATERALIZED OBLIGATIONS

WAREHOUSE FINANCE FACILITIES

         At December 31, 1997, the Company had a $1.25 billion uncommitted credit facility with Paine Webber Real Estate Securities, Inc. Outstanding warehouse borrowings, which bear interest

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                   (dollars in thousands, except share data)


at rates ranging from LIBOR (5.7% at December 31, 1997) plus 0.65% to LIBOR plus 0.90%, were approximately $920,896 under this facility at December 31, 1997.

         At December 31, 1997, the Company had a $1.0 billion uncommitted warehouse facility with Bear Stearns Home Equity Trust 1996-1. This facility bears interest at LIBOR plus 0.875%. Approximately $592,118 was outstanding under this facility at December 31, 1997.

         Additionally, at December 31, 1997, the Company had $865,000 available under numerous other warehouse lines of credit. As of December 31, 1997, approximately $219,595 was outstanding under these lines of credit. Interest rates ranged from 6.6% to 7.6% as of December 31, 1997, and all borrowings mature within one year.

         Subsequent to December 31, 1997, the Company received from German American Capital Corporation a $1 billion committed warehouse credit facility to be collateralized by mortgage loans held for sale which includes a $100,000 credit facility to be collateralized by interest-only and residual certificates.

         Outstanding borrowings on the Company's warehouse financing facilities are collateralized by mortgage loans held for sale, warehouse financing due from correspondents and servicing rights on approximately $250,000 of mortgage loans. Upon the sale of these loans and the repayment of warehouse financing due from correspondents, the borrowings under these lines will be repaid.

TERM DEBT

         At December 31, 1997, the Company had borrowed $70,756 under its credit facility with Paine Webber Real Estate Securities, Inc. Outstanding borrowings bear interest at LIBOR plus 2.0% and are collateralized by the Company's interest in certain interest-only and residual certificates.

         Bear, Stearns & Co. Inc. and its affiliates, Bear Stearns Mortgage Capital Corporation and Bear, Stearns International Limited, provide the Company with an $85,000 credit facility which is collateralized by certain interest-only and residual certificates owned by the Company. At December 31, 1997, $30,000 was outstanding under this credit facility, which bears interest at 1.75% per annum in excess of LIBOR.

         At December 31, 1997, the Company had borrowed $4,735 under an agreement which matures August 1998, bears interest at 2.0% per annum in excess of LIBOR and is collateralized by certain interest-only and residual certificates.

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                   (dollars in thousands, except share data)


         The Company also has available a $7,000 credit facility which matures July 31, 1999 and bears interest at 10% per annum from an affiliate of a stockholder. At December 31, 1997, $6,800 was outstanding under this credit facility.

         The Bank of Boston provides the Company a revolving credit facility which matures October 1998, bears interest at LBIOR plus 2.75% and provides for borrowings up to $50,000 subject to the following terms: (i) to finance interest-only and residual certificates to be repaid according to a repayment schedule calculated by Bank of Boston with a maximum amortization period after October 1998 of three years; or (ii) for acquisitions or bridge financing. No amounts were outstanding under this credit facility as of December 31, 1997.

         The Bank of Boston, with participation from another financial institution, provides the Company with a $45,000 working capital facility, which bears interest at LIBOR plus 2.75% and matures October 1998. No amounts were outstanding under this facility at December 31, 1997.

         The warehouse notes and term debt have requirements that the Company maintain certain debt to equity ratios and certain agreements restrict the Company's ability to pay dividends on common stock. Capital expenditures are limited by certain agreements. Management believes the Company is in compliance with all such covenants of these agreements.

NOTES PAYABLE

         At December 31, 1997, $5,000 was outstanding under a mortgage note payable, which bears interest at 8.16% per annum and expires December 2007. The note is collateralized by the Company's headquarters building.

         At December 31, 1997, $13,189 was outstanding under notes payable issued to shareholders related to an acquisition completed in 1997. See Note 3. These notes bear interest at prime through July 1, 1998 and prime plus 2.0% thereafter. The notes mature on July 1, 1999.

         Note payable maturities for the next five years are as follows: $500 in 1998; $13,689 in 1999; $500 in 2000; $500 in 2001; and $500 in 2002.

5. STRATEGIC ALLIANCE

         The Company, prior to 1997, relied on ContiFinancial Corporation and its subsidiaries and affiliates ("ContiFinancial") to provide the original credit facility for funding its loan purchases and originations as well as their expertise and assistance in loan securitization. In 1995 and 1996,

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                   (dollars in thousands, except share data)


the securitizations were structured so that ContiFinancial received, in exchange for cash of $18,425 and $8,633, respectively, interest-only and residual certificates with estimated values of $25,054 and $13,444, respectively. In addition, ContiFinancial paid $1,082 and $654 in expenses related to securitizations in 1995 and 1996, respectively. The difference between the estimated value of the interest-only and residual certificates provided to ContiFinancial and the total amount of cash received and expenses paid by ContiFinancial amounts to $5,547 and $4,158 in 1995 and 1996, respectively, and has been recorded as additional securitization transaction expense.

         In August 1993, the Company entered into a five-year agreement ("1993 Agreement") with ContiFinancial which provided the Company with a warehouse line of credit, a standby credit facility, and certain investment banking services. Pursuant to the 1993 Agreement, the Company agreed to share the value of the partnership through a contingent fee based on a percentage of Residual Company Equity (as defined in the 1993 Agreement) to be paid in cash at the termination of the agreement. At December 31, 1993, there was no Residual Company Equity and accordingly no liability was recorded. At December 31, 1994, the Company had Residual Company Equity and accordingly the Company accrued a liability (sharing of proportionate value of equity) to reflect the contingent fee payable of $1,689 at December 31, 1994 with a corresponding charge in the statement of operations.

         On January 12, 1995, the Company and ContiFinancial entered into a revised ten-year agreement (the "1995 Agreement") which replaced the 1993 Agreement and provided for contingent fees based on the fair market value of the Company (as defined). The amount of the contingent fee ranged from 15% to 25% of the fair market value of the Company if ContiFinancial or the Company, respectively, elected to terminate these arrangements. In the event that the agreement expired with neither ContiFinancial nor the Company electing to terminate the arrangements, the fee would have been 20% of the fair market value of the Company. If the Company made any distributions to the partners other than those made as tax distributions and returns of partnership equity, the Company would have been required to distribute an amount to ContiFinancial equal to 25% of these other distributions. At December 31, 1995, the Company accrued $5,893 (based on an independent appraisal of the fair market value of the Company) representing the estimated amount that would have been payable to ContiFinancial had ContiFinancial elected to terminate the 1995 Agreement as of December 31, 1995. The increase in the amount of the accrual at December 31, 1995 related to the 1995 Agreement over the amount accrued at December 31, 1994 related to the 1993 Agreement was recorded as a charge to earnings for 1995.

         In March 1996, the Company and ContiFinancial replaced the 1995 Agreement with an agreement (the 1996 Agreement) which eliminated the ability of ContiFinancial to obtain or

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                   (dollars in thousands, except share data)



require a cash payment as provided for in the 1993 and 1995 Agreements and provided ContiFinancial options to acquire an interest in the Company for a nominal amount. On June 24, 1996, the effective date of the exchange described in Note 1, the option was converted into a warrant exercisable for a de minimus amount for 3,000,000 shares of the Company's common stock. The warrant contains normal anti-dilution provisions. ContiFinancial has certain rights to join in registration of additional shares of stock and, under certain conditions after the expiration of a four-year time period, to require that shares subject to ContiFinancial's warrants be registered by the Company or its successor. The liability that had been established under the 1995 Agreement was reclassified to paid in capital in March 1996 in conjunction with the issuance of the ContiFinancial option. The fair value of the option at the date of grant (March 26, 1996) was estimated to be $8,448 based on an independent appraisal of the option. The Company recorded expense of $2,555 for the year ended December 31, 1996, representing the excess of the estimated fair value of the option at the date of grant over the amount accrued at December 31, 1995 pursuant to the 1995 Agreement. At December 31, 1997 the warrant was exercisable for 2,160,000 shares of the Company's common stock. The warrant expires on March 31, 2011.

6. OTHER ASSETS

   Other assets consist of the following:


                                           1996         1997
                                          -------      -------
         Prepaid expenses ..............  $   913      $ 3,106
         Real estate owned .............      460        1,805
         Investment in joint venture ...    1,739        1,707
         Hedge deposits ................      589        4,356
         Notes receivable ..............       --        1,003
         Net deferred tax asset ........    2,721           --
         Other .........................      715          993
                                          -------      -------
                                          $ 7,137      $12,970
                                          =======      =======

         In March 1996, the Company entered into an agreement to form a joint venture (Preferred Mortgages Limited) in the United Kingdom to originate and purchase mortgages made to borrowers who may not otherwise qualify for conventional loans for the purpose of securitization and sale. The Company and a second party each own 45% of the joint venture, and a third party owns the remaining 10%. The original investment in the joint venture represents the acquisition of 675,000 shares of the joint venture stock for $1,032 and a note receivable from the joint venture for $1,032.

                     IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                   (dollars in thousands, except share data)


         Additionally, at December 31, 1996 and December 31, 1997, the Company had loaned to the joint venture $528 and $1,781, respectively. The note and loan bear interest at 3% per annum above LIBOR. Principal repayment on the note is to begin when the joint ventures Board of Directors determine the joint venture has sufficient available profits. The loan is due upon demand. To the extent not previously repaid, all principal is due December 31, 2040. The investment in the joint venture is accounted for under the equity method and is included in other assets.

7. SERVICING PORTFOLIO

         The total servicing portfolio of loans was approximately $536 million, $2.1 billion, and $7.0 billion at December 31, 1995, 1996 and 1997, respectively.

8. INTEREST-ONLY AND RESIDUAL CERTIFICATES

         Activity in interest-only and residual certificates consisted of the following:

                                            For the year ended
                                               December 31,
                                         ------------------------
                                           1996            1997
                                         --------       ---------
         Balance, beginning of year ..   $ 14,073       $  86,247
         Additions ...................     77,011         384,971
         Cash receipts ...............     (4,837)       (247,912)
                                         --------       ---------
         Balance, end of year ........   $ 86,247       $ 223,306
                                         ========       =========

         Cash receipts include gross receipts of approximately $232,444 from the sale, on a non-recourse basis of interest-only and residual certificates. The sale was effected through a securitization (the "Excess Cashflow Securitization") by which the Company sold interest-only and residual certificates that had an estimated net book value of approximately $266,571 and received net cash proceeds equal to approximately 85% of the estimated net book value and a subordinated residual certificate for the remaining balance. The Company did not recognize any gain or loss as a result of the Excess Cashflow Securitization, although costs of the transaction of approximately $4,870 were expensed as incurred. The Company used the net proceeds to retire or reduce certain term debt.

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                   (dollars in thousands, except share data)


9. PROPERTY, FURNITURE, FIXTURES AND EQUIPMENT

         Property, furniture, fixtures and equipment consists of the following:

                                                     December 31,
                                                ----------------------
                                                 1996           1997
                                                -------       --------
         Building ........................      $     -       $  5,113
         Computer systems ................        1,089          4,430
         Office equipment ................          589          3,603
         Furniture .......................          485          3,465
         Leasehold improvements ..........           29            512
         Other ...........................            4            335
                                                -------       --------
                  Total ..................        2,196         17,458
         Less accumulated depreciation ...         (519)        (2,574)
                                                -------       --------
         Property, furniture, fixtures and
            equipment, net ...............      $ 1,677       $ 14,884
                                                =======       ========

         Depreciation expense was $143, $317, and $1,547 for 1995, 1996 and 1997, respectively.

10. INCOME TAXES

         The Partnership which is included in the consolidated financial statements became a wholly owned subsidiary of the Company after the plan of exchange described in Note 1 was consummated. The Partnership made no provision for income taxes since the Partnership's income or losses were passed through to the partners individually. The Partnership became subject to income taxes as of June 24, 1996, the effective date of the exchange, and began accounting for the effect of income taxes under SFAS No. 109, "Accounting for Income Taxes," on that date. Taxable income for 1996 is calculated on the days method whereby the previous partners are responsible for the tax liability generated through June 24, 1996.

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                   (dollars in thousands, except share data)


         The components of the provision for income taxes allocable to the Company consist of the following:

          Current income tax expense:                                 1996           1997
                                                                    --------       -------
                        Federal ..............................      $  5,713       $13,070
                        State ................................         1,214         2,776
                                                                    --------       -------
                                                                       6,927        15,846
                                                                    --------       -------
          Deferred income tax expense:
                        Federal ..............................           725        11,262
                        State ................................           154         2,392
                                                                    --------       -------
                                                                         879        13,654
                                                                    --------       -------
          Non-recurring benefit associated with the conversion
             of Partnership to C Corporation .................        (3,600)           --
                                                                    --------       -------
          Total provision for income taxes ...................      $  4,206       $29,500
                                                                    ========       =======

Total provision for income taxes differs from the amount which would be provided by applying the statutory federal income tax rate to income before income taxes as indicated below:

                                                                                    1996           1997
                                                                                  --------       --------
         Income tax at federal statutory rate ..............................      $ 10,192       $ 27,100
         State income taxes, net of federal benefit ........................         1,310          3,484
         Non-recurring benefit associated with the conversion
             of the Partnership to a C Corporation .........................        (3,600)            --
         Goodwill amortization .............................................            --            817
         Other, net ........................................................          (312)        (1,901)
          Effect of applying statutory federal and state income
             tax rates to partnership income ...............................        (3,384)            --
                                                                                  --------       --------
                       Total provision for income taxes ....................      $  4,206       $ 29,500
                                                                                  ========       ========

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                   (dollars in thousands, except share data)



The effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

         Deferred tax assets:                                                       1996           1997
                                                                                  --------       --------
                       Stock warrants ......................................      $  3,003       $  2,403
                       Allowance for loan losses ...........................           435          5,095
                       Interest-only and residual certificates .............           853          3,722
                       Deferred fees .......................................           141          3,269
                       Joint venture .......................................           320          1,037
                       Mortgage servicing rights ...........................           204          1,700
                       Other ...............................................           105            365
         Deferred tax liabilities:
                       Interest-only and residual certificates .............        (1,228)       (27,110)
                       Mortgage servicing rights ...........................          (934)          (834)
                       Other ...............................................          (178)          (580)
                                                                                  --------       --------
                       Net deferred tax asset (liability) ..................      $  2,721       $(10,933)
                                                                                  ========       ========

11. FINANCIAL INSTRUMENTS AND OFF BALANCE SHEET ACTIVITIES

FINANCIAL INSTRUMENTS

         SFAS No. 105 "Disclosure of Information about Financial Instruments with Off-Balance Sheet Risks and Financial Instruments with Concentrations of Credit Risk" and SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" require disclosure of the notional amount or contractual amounts of financial instruments.

         The Company regularly securitizes and sells fixed and variable rate mortgage loan receivables. As part of its interest rate risk management strategy, the Company may choose to hedge its fixed rate interest rate risk related to its mortgage loans held for sale by utilizing treasury securities. The Company classifies these transactions as hedges. The gains and losses derived from these financial securities are deferred and included in the carrying amounts of the mortgage loans held for sale and ultimately recognized in income when the related mortgage loans are sold. Deferred losses on the United States Treasury securities used to hedge the anticipated transactions amounted to approximately $1,571, and $2,738 at December 31, 1996 and 1997, respectively.

                      IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                   (dollars in thousands, except share data)


MARKET RISK

         The Company is subject to market risk from financial instruments, including interest-only and residual certificates and short sales of treasury securities, in that changes in market conditions can unfavorably affect the market value of such contracts.

FAIR VALUES OF FINANCIAL INSTRUMENTS

         SFAS No. 107, "Disclosures about Fair Values of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the financial statements, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based upon estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and the estimated future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts do not represent the underlying value of the Company.

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the value:

                  Cash and cash equivalents: The carrying amount of cash and cash equivalents is considered to be a reasonable estimate of fair market value.

                  Accrued interest receivable and accounts receivable: The carrying amounts are considered to approximate fair value. All amounts that are assumed to be uncollectible within a reasonable time are written off.

                  Securities purchased under agreements to resell and securities sold but not yet purchased: The carrying amounts approximate fair value as these amounts are short-term in nature and bear market rates of interest.

                  Mortgage loans held for sale: The estimate of fair values is based on current pricing of whole loan transactions that a purchaser unrelated to the seller would demand for a similar loan. The fair value of the mortgage loans held for sale approximated $932,000 and $1,732,000 at December 31, 1996 and 1997, respectively.

                     IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                   (dollars in thousands, except share data)


                   Warehouse financing due from correspondents:  The carrying amounts are considered to approximate fair value as the amounts are short term in nature and bear market rates of interest.

                   Interest-only and residual certificates: The fair value is determined by discounting the estimated cash flow over the life of the certificate using prepayment, default, and interest rate assumptions that market participants would use for similar financial instruments subject to prepayment, credit and interest rate risk. The carrying amount is considered to be a reasonable estimate of fair market value.

                  Warehouse finance facilities, term debt and notes payable: The warehouse finance facilities have maturities of less than one year and bear interest at market interest rates and, therefore, the carrying value is a reasonable estimate of fair value. The carrying amount of outstanding term debt and notes payable, which bear market rates of interest and approximates fair value.

CREDIT RISK

               The Company uses securities purchased under agreements to resell as part of its interest rate management strategy. These instruments expose the Company to credit risk which is measured as the loss the Company would record if counterparties failed to perform pursuant to the terms of their contractual obligations and the value of the collateral held, if any, was not adequate to cover such losses. The Company's policy is to keep the securities at the financial institution which instituted the trade on behalf of the Company. The Company monitors the market value of the assets acquired to ensure their adequacy as compared to the amount at which the securities will be resold. The interest rate of these instruments depends upon, among other things, the underlying collateral, the term of the agreement and the credit quality of the counterparty. The Company transacts these resale agreements with institutional broker/dealers.

               The Company is a party to financial instruments with off-balance sheet credit risk in the normal course of business. These financial instruments include commitments to extend credit to borrowers and commitments to purchase loans from correspondents. The Company has a first or second lien position on all of its loans, and the maximum combined loan-to-value ratio ("CLTV") permitted by the Company's underwriting guidelines is 100%. The CLTV represents the combined first and second mortgage balances as a percentage of the lesser of appraised value or the selling price of the mortgaged property, with the appraised value determined by an appraiser with appropriate professional designations. Loans with CLTV in excess of 100% are sometimes originated or purchased, but generally only if a prior "take-out" commitment for such loans is

                     IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                   (dollars in thousands, except share data)



obtained. The Company has not included any loans with CLTV in excess of 100% in its securitization pools to date. A title insurance policy is required for all loans.

               As of December 31, 1996 and 1997, the Company had outstanding commitments to extend credit at fixed rates or purchase loans in the amounts of $121,000 and $515,000, respectively. Commitments to extend credit or to purchase a loan are granted for a period of thirty days and are contingent upon the borrower and the borrower's collateral satisfying the Company's underwriting guidelines. Since many of the commitments are expected to expire without being exercised, the total commitment amount does not necessarily represent future cash requirements or future credit risk.

               The Company is exposed to on-balance sheet credit risk related to its mortgage loans held for sale and interest-only and residual certificates.

               Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, mortgages held for sale, securities purchased under agreements to resell, and securities sold but not yet purchased. The Company places its cash and cash equivalents with what management believes to be high-quality financial institutions and thereby limits its exposure to credit risk. As of December 31, 1996 and 1997, a significant amount of mortgage loans with on balance sheet and off balance sheet risks were collateralized by properties located in the mid-atlantic region of the United States.

WAREHOUSE EXPOSURE

               The Company makes available to certain correspondents warehouse financing which bear interest at rates ranging from 1.75% to 2.50% per annum in excess of LIBOR. As of December 31, 1997 the Company had $44,500 of committed warehousing available to these correspondents, of which $25,912 was outstanding. There was $5,045 outstanding as of December 31, 1996 under warehouse facilities due from correspondents. Interest income on these warehouse financing facilities were $23, $191, and $1,525 for 1995, 1996, and 1997, respectively. The warehouse commitments are for terms of less than one year. Mortgage loans originated by the correspondents remain in the warehouse for a period of 30 days at which point the mortgage loans are either purchased by the Company or sold to another investor. At December 31, 1997, $8,000 of committed warehouse financing was available to a director and stockholder of the Company, and no amounts were outstanding under the warehouse financing facility at December 31, 1997.

                     IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                   (dollars in thousands, except share data)


12. EMPLOYEE BENEFIT PLANS

DEFINED CONTRIBUTION PLANS

               The Company adopted a defined contribution plan (401(k)) for all eligible employees during August 1995. Additionally, the Company assumed many 401(k) plans of acquired subsidiaries and merged these plans into the Company's plan. Contributions to the plan are in the form of employee salary deferrals which may be subject to an employer matching contribution up to a specified limit at the discretion of the Company. The Company's contribution to the plan amounted to $107, $277 and $960 for 1995, 1996 and 1997, respectively.

               The Company's subsidiary, National Lending Center, Inc. ("National Lending Center"), sponsors a 401(k) plan for eligible employees. National Lending Center's policy is to match 25% of the first 6% of employees' contributed amounts. Contributions to the plan included in the accompanying consolidated statement of operations for the year ended December 31, 1997 were approximately $24.

STOCK AWARD PLANS

               Effective October 1997, the Company adopted the Executive Officer Unregistered Stock Plan (the "Executive Officer Plan") and the Vice-Presidents' Unregistered Stock Plan (the "Vice Presidents' Plan") which provide compensation for certain officers of the Company in the form of unregistered shares of the Company's common stock.

               Under the Executive Officer Plan, if the Company achieves an increase in net earnings per share for two consecutive years of 10% or more, eligible participants receive a grant of fully-vested unregistered shares of the Company's common stock at the end of each fiscal year beginning in 1997. The number of unregistered shares granted to each participant equals the officer's base salary divided by the closing price of the Company's common stock on the last calendar day of the year. Each participant also receives a cash payment equal to the income tax benefit the Company obtains from the issuance of the common stock. Shares of unregistered stock granted under the Executive Officer Plan for the year ended December 31, 1997 totaled 104,463, resulting in compensation expense of $2,981.

               Under the Vice-Presidents' Plan, certain vice-presidents as determined by the Compensation Committee of the Board of Directors may receive a grant of unregistered shares of the Company's common stock at the end of each fiscal year beginning with the year ending December 31, 1997. The number of unregistered shares granted to each designated vice-president

                     IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                   (dollars in thousands, except share data)


shall equal such vice-president's base salary at the year end divided by the closing price for the Company's common stock on the last day of the fiscal year. The unregistered shares granted to each vice-president vest over a three year period with one-third vesting immediately, and an additional one-third vesting on the last day of each of the next two fiscal years so long as the vice-president is still employed by the Company on such date. No unregistered shares were granted under the Vice-Presidents' Plan during the year ended December 31, 1997.

STOCK OPTION PLANS

               On December 11, 1995, the Partnership adopted the Partnership Option Plan pursuant to which the Partnership was authorized to grant certain key employees, directors of the General Partner and certain non-employee advisors (collectively, "Eligible Persons") options to acquire an equity interest in the Partnership. In April 1996, the Company adopted the Company Incentive Plan and the Directors Stock Option Plan. All options granted under the Partnership Option Plan were assumed by the Company pursuant to the Company Incentive Plan and the Directors Stock Option Plan. The aggregate equity interest in the Company available under the Company Incentive Plan and the Director Stock Option Plan is not to exceed 12% of all equity interests in the Company as of the date the plan was adopted.

               In July 1997, the Company adopted the IMC Mortgage Company 1997 Incentive Plan (the "1997 Incentive Plan") pursuant to which the Company is authorized to grant to eligible employees options to purchase shares of common stock of the Company. The 1997 Incentive Plan provides that options to acquire a maximum of 250,000 shares may be granted thereunder at exercise prices of not less than 100% of the fair market value of the common stock at the date of each grant. Such options expire ten years after the date of grant. At December 31, 1997, no options had been granted under the 1997 Incentive Plan.

               The Company applies APB 25 and related interpretations in accounting for its plans. SFAS 123 was issued by the FASB in 1995 and, if fully adopted, changes the method for recognition of cost on plans similar to those of the Company. The Company has adopted the disclosure alternative established by SFAS 123. Therefore pro forma disclosures as if the Company adopted the cost recognition requirements under SFAS 123 are presented below.

               The Company's stock option plans provide primarily for the granting of nonqualified stock options to certain key employees, non-employee directors and non-employee advisors. Generally, options outstanding under the Company's stock option plans: (1) are granted at prices which are equal to the market value of the stock on the date of grant, (2) vest at various rates over a three or five year period and (3) expire ten years subsequent to award.

                     IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                   (dollars in thousands, except share data)


              A summary of the status of the Company's stock options as of December 31, 1995, 1996 and 1997 and the changes during the year is presented below:

                                                           1995                        1996                        1997
                                                --------------------------   -----------------------      ---------------------
                                                                Weighted                   Weighted                    Weighted
                                                                Average                    Average                     Average
                                                                Exercise                   Exercise                    Exercise
                                                  Shares         Price        Shares        Price         Shares         Price
                                                ----------      --------    -----------   ---------     -----------    --------
Outstanding at beginning of year .............           0                    1,150,866   $    2.35       1,511,168    $   4.18
Granted ......................................   1,150,866      $  2.35         360,302   $   10.00         354,596    $   4.94
Exercised ....................................           0                            0                     401,103    $   3.77
Canceled .....................................           0                            0                           0
                                                ----------                  -----------                 -----------
Outstanding at end of year ...................   1,150,866      $  2.35       1,511,168   $    4.18       1,464,661    $   3.59
                                                ==========                  ===========                 ===========
Options exercisable at end of year ...........     690,520                    1,010,456                   1,258,820
                                                ==========                  ===========                 ===========
Options available for future grant ...........     894,588                      534,286                     179,690
                                                ==========                  ===========                 ===========
Weighted average fair value of options granted
    during year ..............................  $     1.10                  $      5.75                 $      5.92
                                                ==========                  ===========                 ===========

               The fair value of each option granted during 1996 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (1) dividend yield of zero, (2) expected volatility of 54%, (3) risk-free interest rate of 5.5% and (4) expected life of 1.3 years.

               The 1996 grants included 120,000 employee option shares granted at exercise prices less than the market price of the stock on the date of grant. The exercise price of the options, market price of the common shares at grant date and estimated fair value of such options at grant date were $8.00, $12.00 and $8.11 per share, respectively. The Company records compensation expense for such grants over their vesting periods in accordance with APB 25. Such expense totaled approximately $40 and $96 in 1996 and 1997.

               The 1996 grants also include 20,000 option shares, which were granted to advisors to the Company at exercise prices equal to the market price of the stock at grant date. Expense representing the estimated fair value of such grants of approximately $20 and $57 has been recognized in 1996 and 1997 under the provisions of SFAS 123.

               The Company assumed the stock option plan of its acquired subsidiary, Mortgage America, Inc. ("Mortgage America"), in accordance with the terms of the purchase agreement. On January 1, 1997, the effective date of the acquisition, the fully vested outstanding options under the Mortgage America stock option plan were converted to fully-vested options to acquire 334,596

                     IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                   (dollars in thousands, except share data)


shares of the Company's common stock (see Note 3). The exercise price of the options and market price of the common stock at the acquisition date were $4.19 and $16.75, respectively.

               The following table summarizes information about stock options outstanding at December 31, 1997:


                                             Options Outstanding                            Options Exercisable
                                --------------------------------------------             -------------------------
                                                     Weighted                                Number
                                   Number            average        Weighted             exercisable at   Weighted
                                outstanding at      remaining      average                  December      average
                                 December 31,      contractual      exercise                  31,         exercise
                                    1997               life           price                   1997         price
                                -------------      -----------    ----------             --------------   --------
Range of exercise prices
   $2.35 ....................     1,009,463             8.0        $    2.35              1,009,463         $ 2.35
   $4.00 to $8.00 ...........       385,198             8.6        $    7.02                233,492         $ 6.39
   $12.00 to $20.25 .........        70,000             8.8        $   14.14                 15,865         $13.63
                                  ---------                                               ---------
           Total ............     1,464,661             8.2        $    4.14              1,258,820         $ 3.24
                                  =========                                               =========


         Had compensation cost for the Company's 1995, 1996, and 1997 grants for stock-based compensation plans been determined consistent with SFAS 123, the Company's pro forma net income and pro forma net income per common share for 1995 and 1996 and net income and net income per common share for 1997 would approximate the pro forma amounts below.

                                                          Year Ended                  Year Ended                  Year Ended
                                                      December 31, 1995            December 31, 1996           December 31, 1997
                                                 ---------------------------    -----------------------      ---------------------
                                                 As Reported       Pro Forma    As Reported   Pro Forma      As Reported Pro Forma
                                                 -----------       ---------    -----------   ---------      ----------- ---------
                                                              (in millions, except per share data)
Pro forma (actual for 1997) net income .......     $  4.0           $  3.6        $ 17.9      $ 17.3           $ 47.9      $ 47.5
Pro forma (actual for 1997) basic earnings
   per share .................................     $ 0.34           $ 0.30        $ 1.12      $ 1.08           $ 1.76      $ 1.74
Pro forma (actual for 1997) diluted
   earnings per share ........................     $ 0.34           $ 0.30        $ 0.92      $ 0.88           $ 1.54      $ 1.52


               The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. There were no awards prior to 1995 and additional awards in future years are anticipated.

                     IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                   (dollars in thousands, except share data)


13. COMMITMENTS AND CONTINGENCIES

INDUSTRY PARTNERS INCENTIVE PLAN

               As of December 31, 1997, a majority of the Partners were required to sell to the Company on prevailing market terms and conditions, an aggregate of $126.0 million of home equity loans per year. Loans purchased from Partners during 1995, 1996 and 1997 approximated $148,420, $337,505, and $399,749, respectively. In 1996, the Company created an incentive plan (the "Industry Partners Incentive Plan") to encourage partners to sell more mortgage loans to the Company than required under their commitments. Under that Plan, options exercisable for five years after grant to acquire a total of 20,000 shares of Common Stock at $9.00 per share were awarded to Partners for the quarter ending September 30, 1996. The market price of the stock at date of grant was $16.00 per share. The 20,000 options were allocated among those Partners that doubled their commitments, pro rata, to the extent the Partners exceeded that doubled commitment for the quarter. The plan was amended and, for each quarter beginning December 31, 1996, Industry Partners that double their commitments will be eligible to receive on a pro rata basis fully paid shares of common stock equal to $105 divided by the market price of the common stock at the end of each quarter. The fully paid shares of common stock will be issued among those Industry Partners that double their commitments, pro rata, to the extent the Industry Partner exceeded its doubled commitment for the quarter. The Industry Partners Incentive Plan continues through the quarter ended June 30, 2000. Expense recorded under the plan in 1996 and 1997 amounted to approximately $257 and $252, respectively.

OPERATING LEASES

         The Company leases office space and various office equipment under operating lease agreements. Rent expense under operating leases was $363, $753, and $4,090 in 1995, 1996, and 1997.

                     IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                   (dollars in thousands, except share data)


               Future minimum lease payments under noncancellable operating lease agreements at December 31, 1997 are as follows:


               Years Ending
               December 31,
               ------------
               1998....................................................$ 5,775
               1999....................................................  5,330
               2000....................................................  3,648
               2001....................................................  2,645
               2002....................................................  2,671
                                                                       -------
                                                                       $20,069
                                                                       =======

EMPLOYMENT AGREEMENTS

               Certain members of management entered into employment agreements expiring through 2001 which, among other things, provide for aggregate annual compensation of approximately $1,241 plus bonuses ranging from 5% to 15% of base salary in the relevant year for each one percent by which the increase in net income on an earnings per share basis of the Company over the prior year exceeds 10%, up to a maximum of 300% of annual compensation. Each employment agreement contains a restrictive covenant which prohibits the executive from competing with the Company for a period of 18 months after termination.

SECURITIES SOLD BUT NOT YET PURCHASED

               Securities sold but not yet purchased represent obligations of the Company to deliver specified financial instruments at contracted prices, thereby creating commitments to purchase the financial instruments in the market at prevailing prices. Consequently, the Company's ultimate obligation to satisfy the sale of financial instruments sold but not yet purchased may exceed the amounts recognized in the consolidated balance sheet.

LEGAL PROCEEDINGS

               The Company is party to various legal proceedings arising out of the ordinary course of its business. Management believes that none of these matters, individually or in the aggregate, will have a material adverse effect on the consolidated financial condition or results of operations of the Company.

                     IMC MORTGAGE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                   (dollars in thousands, except share data)



14. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                                       Fiscal Quarter
                                                  ----------------------------------------------------------
                    1997                            First          Second          Third            Fourth
                    ----                            -----          ------          -----            ------

Revenues ...................................      $   38,421     $   49,773      $   73,729       $   76,836
Net income .................................      $    8,939     $   10,711      $   13,468       $   14,811
Basic earnings per share ...................      $     0.41     $     0.41      $     0.45       $     0.48
Diluted earnings per share .................      $     0.34     $     0.36      $     0.40       $     0.43

                    1996
                    ----
Revenues ...................................      $   11,456     $   14,285      $   19,766       $   20,147
Pro forma net income (actual for third and
  fourth quarters) .........................      $    1,625     $    3,653      $    6,052       $    6,599
Pro forma basic earnings per share (actual
  for third and fourth quarters) ...........      $     0.13     $     0.29      $     0.31       $     0.34
Pro forma diluted earnings per share (actual
  for third and fourth quarters) ...........      $     0.13     $     0.22      $     0.26       $     0.28

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

                    None.

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company's common stock is traded on the Nasdaq Stock Market ("Nasdaq") under the symbol "IMCC". The following table sets forth, for the periods indicated, the high and low sales price for the Common Stock as reported on Nasdaq, and reflects a two-for-one stock split paid on February 13, 1997 to stockholders of record on February 6, 1997.

                                                                               HIGH                 LOW
                                                                               ----                 ---
               Year Ended December 31, 1996:
                        Second Quarter (from June 25, 1996)(1)............    $11.50               $  9.38
                        Third Quarter.....................................     17.44                 10.75
                        Fourth Quarter....................................     20.50                 13.63

               Year Ended December 31, 1997:
                        First Quarter.....................................    $25.00               $ 14.38
                        Second Quarter....................................     18.00                 11.13
                        Third Quarter.....................................     18.44                 15.38
                        Fourth Quarter....................................     19.31                 11.50

-----------

(1) The Common Stock commended trading on Nasdaq on June 25, 1996.

                                 - - - - - - -

               As of April 20, 1998, there were approximately 3,160 holders of record of the Common Stock.

               As the Company intends to retain all of its future earnings to finance its operations, the Company has not paid, and currently has no intention to pay, any cash dividends on its Common Stock. Any decision to declare dividends in the future will be made by the Company's Board of Directors and will depend upon the Company's future earnings, capital requirements, financial condition and other factors deemed relevant by the Company's Board of Directors. In addition, certain agreements to which the Company is a party restrict the Company's ability to pay dividends on the Common Stock.




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
IMC Mortgage Company

DIRECTORS                                   EXECUTIVE OFFICERS
George Nicholas                             George Nicholas
Chairman                                    Chief Executive Officer

Thomas G. Middleton                         Thomas G. Middleton
President                                   Chief Operating Officer

Joseph P. Goryeb                            Stuart D. Marvin
Director                                    Chief Financial Officer

Mitchell W. Legler
Director

Allen D. Wykle
Director




CORPORATE HEADQUARTERS                      REGISTRAR AND TRANSFER AGENT
IMC Mortgage Company                        American Stock Transfer
5901 E. Fowler Avenue                       & Trust Company
Tampa, Florida  33617                       40 Wall Street
(813) 984-8801                              New York, NY  10005

INDEPENDENT ACCOUNTANTS                     STOCK LISTING
Coopers & Lybrand L.L.P.                    IMC Mortgage Company common
101 East Kennedy Boulevard                  stock is traded on The NASDAQ Stock
Suite 1500                                  Market under the symbol "IMCC."
Tampa, Florida 33602

LEGAL COUNSEL
Kramer, Levin, Naftalis
& Frankel
919 Third Avenue
New York, NY  10022
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